Exhibit 10.1

 EXECUTION VERSION

$485,000,000
CREDIT AGREEMENT

Dated as of March 9, 2015

among

IMPAX LABORATORIES, INC.,
as Borrower

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

and

THE OTHER LENDERS PARTY HERETO
________________

BARCLAYS BANK PLC,
as Lead Arranger and Joint Bookrunner,

ROYAL BANK OF CANADA,
as Lead Arranger and Joint Bookrunner,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lead Arranger and Joint Bookrunner, and

FIFTH THIRD BANK, as Documentation Agent

Table of Contents

Page

ARTICLE I

Definitions and Accounting Terms

ARTICLE II

The Commitments and Borrowings

ARTICLE III

Taxes, Increased Costs Protection and Illegality

-i-

 Page

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01	Conditions to Initial Borrowing	120
SECTION 4.02	Conditions to All Borrowings After the Closing Date	122

ARTICLE V

Representations and Warranties

ARTICLE VI
Affirmative Covenants

-ii-

Page

ARTICLE VII

Negative Covenants

ARTICLE VIII

Financial Covenant

SECTION 8.01	Total Net Leverage Ratio	160
SECTION 8.02	Borrower’s Right to Cure	161

ARTICLE IX

Events of Default and Remedies

SECTION 9.01	Events of Default	161
SECTION 9.02	Remedies upon Event of Default	164
SECTION 9.03	Application of Funds	165

ARTICLE X

Administrative Agent and Other Agents

-iii-

Page

ARTICLE XI

Miscellaneous

SCHEDULES

1.01A	Guarantors
1.01B	Mortgaged Properties
2.01	Commitments
5.11(1)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
11.02	Administrative Agent’s Office, Certain Addresses for Notices

-iv-

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Issuance Notice
A-3	Swing Line Loan Request
A-4	Conversion/Continuation Notice
B-1	Term Loan Note
B-2	Revolving Loan Note
B-3	Swing Line Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G-1	Non-Bank Certificate
G-2	Non-Bank Certificate
G-3	Non-Bank Certificate
G-4	Non-Bank Certificate
H	Intercompany Subordination Agreement
I	Solvency Certificate
J	Discount Range Prepayment Notice
K	Discount Range Prepayment Offer
L	Solicited Discounted Prepayment Notice
M	Solicited Discounted Prepayment Offer
N	Specified Discount Prepayment Notice
O	Specified Discount Prepayment Response
P	Acceptance and Prepayment Notice
R	Prepayment Notice
S	Equal Priority Intercreditor Agreement
T	Junior Lien Intercreditor Agreement

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of March 9, 2015, among IMPAX LABORATORIES, INC., a Delaware corporation (the “Borrower” or “Impax”), BARCLAYS BANK PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, the other agents listed on the cover page, and each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Acquisition Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), the Borrower will acquire (the “Acquisition”) TOWER HOLDINGS, INC., a Delaware corporation (“Tower”), and LINEAGE THERAPEUTICS, INC., a Delaware corporation (“Lineage” and together with Tower, the “Company”).

The Borrower has requested that, substantially simultaneously with the consummation of the Acquisition, the Lenders extend credit to the Borrower in the form of (1) $435,000,000 of Term Loans and (2) $50,000,000 aggregate principal amount of Revolving Commitments on the Closing Date.

The proceeds of the Term Loans and any Revolving Loans made on the Closing Date, together with the proceeds of cash on hand at Impax and its subsidiaries on the Closing Date, will be used on the Closing Date (a) to repay Indebtedness incurred under the Existing Credit Agreement and (b) (i) to pay certain original issue discount or upfront fees in connection with the Transactions, (ii) to pay the Acquisition Consideration, (iii) to pay the Transaction Expenses and (iv) for amounts required for working capital.

The applicable Lenders have indicated their willingness to lend, and the Issuing Bank has indicated its willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.07(1)(d)(iv)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.07(1)(d)(iv)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.07(1)(d)(iv)(2).

“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated October 8, 2014, by and among Impax, Tower, Lineage, Roundtable Healthcare Partners II, L.P., Roundtable Healthcare Investors II, L.P., the other sellers party thereto, and Roundtable Healthcare Management II, LLC.

“Acquisition Agreement Representations” means the representations and warranties with respect to the Company and its subsidiaries made in the Acquisition Agreement to the extent a breach of such representations and warranties is materially adverse to the interests of the Lenders.

“Acquisition Consideration” means the consideration to be paid in respect of the Acquisition pursuant to the Acquisition Agreement.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.16 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17; provided, that each Additional Lender shall be subject to the approval of the Administrative Agent, the Issuing Bank or the Swing Line Lender (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from such Person under Section 11.07(2)(c)(ii), (iii) or (iv), respectively, for an assignment of such Loans to such Additional Lender.

“Adjusted Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, an interest rate per annum equal to the Eurodollar Rate based on the definition of “Eurodollar Rate” for such Interest Period multiplied by the Statutory Reserve Rate (provided, that notwithstanding the foregoing, the “Adjusted Eurodollar Rate” shall in no event be less than 1.00% per annum with respect to Term Loans made on the Closing Date to the Borrower pursuant to Section 2.01(1)). The Adjusted Eurodollar Rate will be adjusted automatically as to all Borrowings of Eurodollar Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have the meanings correlative thereto. For the avoidance of doubt, none of the Lead Arrangers, the Agents or their respective lending affiliates (in their capacities as such) shall be deemed to be an Affiliate of the Borrower or any of their respective Subsidiaries.

“Agent Parties” has the meaning specified in Section 11.02(3).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Supplemental Administrative Agents (if any), the Lead Arrangers, the Joint Bookrunners and the Documentation Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 11.18.

“All-In Yield” means, as to any Indebtedness or Loans of any Class, the yield thereof, as determined by the Administrative Agent, in the form of interest rate margin, OID, upfront fees, rate floors or otherwise; provided, that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include bona fide arrangement fees, structuring fees, underwriting, ticking or similar fees.

“Annual Financial Statements” means the audited consolidated balance sheets of the Company as of December 31, 2012, December 31, 2013 and December 31, 2014, and the related consolidated statements of operations, cash flows and stockholders’ equity of the Company for the fiscal years then ended.

“Applicable Commitment Fee” means a percentage per annum that shall be equal to (a) from the Closing Date until the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements pursuant to Section 6.01 for the first full fiscal quarter of the Borrower after the Closing Date and a Compliance Certificate pursuant to Section 6.02(1) calculating the First Lien Net Leverage Ratio in respect of the first Test Period ending after the Closing Date, 0.50% per annum, and (b) thereafter, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee” based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1):

First Lien Net Leverage Ratio	Applicable Commitment Fee
Above 1.25 to 1.00	0.50%
Equal to or below 1.25 to 1.00	0.375%

No change in the Applicable Commitment Fee shall be effective until three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements pursuant to Section 6.01 and a Compliance Certificate pursuant to Section 6.02(1) calculating the First Lien Net Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.01 and Section 6.02(1), the Applicable Commitment Fee shall be determined as if the First Lien Net Leverage Ratio were in excess of 1.25 to 1.00. Within one (1) Business Day of receipt of the applicable information under Section 6.01 and Section 6.02(1), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Commitment Fee in effect from such date.

In the event that any financial statement or certificate delivered pursuant to Section 6.01 or Section 6.02 is determined to be inaccurate (at a time prior to the satisfaction of the Termination Conditions), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee for any such period than the Applicable Commitment Fee applied for such period, then (i) the Borrower shall promptly (and in any event within five (5) Business Days) following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 6.01 and Section 6.02 for such period, (ii) the Applicable Commitment Fee for such period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (iii) the Borrower shall promptly (and in any event within ten (10) Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional amounts owing as a result of such increased Applicable Commitment Fee for such period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.10 or Article IX. Notwithstanding anything to the contrary set forth herein, solely with respect to the provisions of this paragraph, such provisions may be amended or waived with the consent of only the Borrower and the Required Revolving Lenders.

“Applicable Discount” has the meaning specified in Section 2.07(1)(d)(iii)(2).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Rate” means,

(1)         with respect to Term Loans a percentage per annum equal to (a) for Eurodollar Rate Loans, 4.50% and (b) for Base Rate Loans, 3.50%.

(2)         with respect to Revolving Loans a percentage per annum equal to, (a) for Eurodollar Rate Loans, 4.50% and (b) for Base Rate Loans, 3.50%; provided, that from and after the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements pursuant to Section 6.01 and a Compliance Certificate pursuant to Section 6.02(1) calculating the First Lien Net Leverage Ratio in respect of the first Test Period ending after the Closing Date, the “Applicable Rate” for Revolving Loans shall be the applicable rate per annum set forth below under the caption “Alternate Base Rate Spread” or “Eurodollar Rate Spread,” respectively, based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1):

Pricing Level	First Lien Net Leverage Ratio	Eurodollar Rate Spread	Base Rate Spread
1	Above 1.25 to 1.00	4.50%	3.50%

2	Equal to or below 1.25 to 1.00	4.25%	3.25%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the third Business Day immediately following the date on which the Administrative Agent shall have received the applicable financial statements pursuant to Section 6.01 and a Compliance Certificate pursuant to Section 6.02(1); provided, however, that if such financial statements or a Compliance Certificate are not delivered when due in accordance with such Sections, then Pricing Level 1 shall apply in respect of the Revolving Loans and L/C Fees as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

In the event that any financial statement or certificate delivered pursuant to Section 6.01 or Section 6.02 is determined to be inaccurate (at a time prior to the satisfaction of the Termination Conditions), and such inaccuracy, if corrected, would have resulted in a higher Applicable Rate for such period, (i) the Borrower shall promptly (and in any event within five (5) Business Days) following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 6.01 and Section 6.02 for such period, (ii) the Applicable Rate for such period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (iii) the Borrower shall promptly (and in any event within ten (10) Business Days) and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. Nothing in this paragraph shall limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Section 2.10 or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Commitments and the repayment of all other Obligations hereunder. Notwithstanding anything to the contrary set forth herein, solely with respect to the provisions of this paragraph, such provisions may be amended or waived with the consent of only the Borrower and (x) with respect to the Applicable Rate for Revolving Loans, the Required Revolving Lenders and (y) with respect to the Applicable Rate for Term Loans, the Required Facility Lenders.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.07(1); provided, that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.04(2)(c).

“Available Amount” means, at any time (the “Reference Date”), with respect to the applicable Available Amount Reference Period, a cumulative amount equal to the sum of, without duplication:

(1)         an amount equal to (a) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year) of the Borrower and the Restricted Subsidiaries for such Available Amount Reference Period (it being understood for the avoidance of doubt that, solely for purposes of this definition, Excess Cash Flow for any fiscal year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 6.01(1) for such fiscal year and the related Compliance Certificate required to be delivered pursuant to Section 6.02(1) for such fiscal year have been received by the Administrative Agent) minus (b) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 2.07(2)(a); plus

(2)         the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities representing obligations of the Borrower or Restricted Subsidiaries (other than debt securities representing intercompany Indebtedness) that have been converted into or exchanged for Qualified Equity Interests) received by the Borrower as equity solely in exchange for Qualified Equity Interests of the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date and, in each case, other than the proceeds of Specified Equity Contributions Not Otherwise Applied; plus

(3)         to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of Investments in such Unrestricted Subsidiary or Minority Investments made in reliance on the Available Amount; plus

(4)         to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the Investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the lesser of (a) the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (b) the fair market value (as determined in good faith by the Borrower) of the original Investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary); plus

(5)         to the extent not (i) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (ii) required to be applied to prepay Term Loans in accordance with Section 2.07(2)(b), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case, to the extent that the original Investments in such Unrestricted Subsidiary or Minority Investments were made in reliance on the Available Amount (up to the lesser of (a) such returns, profits, distributions and similar amounts and (b) the fair market value (as determined in good faith by the Borrower) of the original Investments by the Borrower and its Restricted Subsidiaries); plus

(6)         to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the returns (including repayments of principal and payments of interest), profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Restricted Subsidiaries on Investments made by the Borrower or any Restricted Subsidiary in reliance on the Available Amount; plus

(7)         any amount of mandatory prepayments required to be prepaid pursuant to Section 2.07(2) that have been declined by Lenders and retained by the Borrower; minus

(8)         the aggregate amount of any Investments made pursuant to Section 7.02(24)(b) and any Restricted Payments made pursuant to Section 7.06(11)(b) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (8), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction).

Notwithstanding anything to the contrary, to the extent any Excess Cash Flow is not applied to make a prepayment pursuant to Section 2.07(2)(a) by virtue of the application of Section 2.07(2)(f), such Excess Cash Flow shall not under any circumstances increase the Available Amount.

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing on (i) with respect to the calculation of clause (1) of the definition of “Available Amount,” the first Business Day of fiscal year 2015 and (ii) with respect to the calculation of the remainder of the definition of “Available Amount,” the day after the Closing Date, and, in each case, ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 6.01(1), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(1), have been received by the Administrative Agent.

“Barclays” means Barclays Bank PLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” (c) the Adjusted Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day) and (d) in the case of Term Loans made on the Closing Date to the Borrower pursuant to Section 2.01(1), 2.00%. Any change in such rate announced by Barclays shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement, together with its successors and assigns permitted hereunder.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.07(1)(d)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.07(1)(d)(iii).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.07(1)(d)(iv).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located (which, as of the date of this Agreement, is New York, New York) and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Administrative Agent.

“Cash Collateralize” means, in respect of an Obligation, to pledge and deposit (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent, the Issuing Bank or the Swing Line Lender, as applicable (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1)         Dollars, Euros or Taiwan New Dollars;

(2)         readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(3)         certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment);

(4)         repurchase obligations for underlying securities of the types described in clauses (2) and (3) above or clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)         commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(6)         marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(7)         readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(8)         Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(9)         investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (8) above; and

(10)       solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a jurisdiction outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (10) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided, that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrower or any Restricted Subsidiary in the ordinary course of business, are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or Agent or an Affiliate of a Lender or Agent at the time it initially provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or Agent or an Affiliate of a Lender or Agent.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations.”

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certain Funds Provision” has the meaning assigned thereto in the Commitment Letter.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs, including the indirect ownership of such Equity Interests (or Equity Interests and Indebtedness) through one or more Domestic Subsidiaries that have no material assets other than such assets.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(1)         the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement),

(2)         any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or

(3)         the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

It is understood and agreed that (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) any Person or Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) the occurrence of a change of control, or similar provision, as defined in any agreement or instrument governing any Indebtedness for borrowed money in an aggregate principal amount in excess of the Threshold Amount.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(1) (the “Initial Term Loans”), Revolving Loans, Swing Line Loans, Incremental Term Loans, Refinancing Term Loans, Refinancing Revolving Loans, Extended Term Loans or Extended Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Term Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(1), Revolving Loans, Swing Line Loans, Refinancing Term Commitment (and, in the case of an Refinancing Term Commitment, the Class of Loans to which such commitment relates), Refinancing Revolving Commitment (and, in the case of an Refinancing Revolving Commitment, the Class of Loans to which such commitment relates) or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment or an Extension Amendment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Refinancing Term Commitments, Refinancing Revolving Commitments, Refinancing Term Loans, Refinancing Revolving Loans, Incremental Term Loans and Extended Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date on which the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01 and the Term Loans are made to the Borrower pursuant to Section 2.01(1).

“Closing Date Refinancing” means the repayment of all Indebtedness of (i) the Company and its Subsidiaries under the Existing Impax Credit Agreement (and termination of all commitments thereunder) and (ii) CorePharma, L.L.C., a New Jersey limited liability company, and Amedra Pharmaceuticals LLC, a Delaware limited liability company, under the Existing CorePharma Credit Agreement (and termination of all commitments thereunder).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document, the Mortgaged Properties and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Collateral Document.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(1)           the Collateral Agent will have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(1)(c) or, after the Closing Date, pursuant to Section 6.11, Section 6.12 or Section 6.16, duly executed by each Loan Party that is a party thereto;

(2)           all Obligations will have been unconditionally guaranteed by (a) each Restricted Subsidiary of the Borrower that is a wholly owned Material Domestic Subsidiary (other than an Excluded Subsidiary), including those that are listed on Schedule 1.01A hereto, and (b) any other Subsidiary of the Borrower that Guarantees any Indebtedness incurred by the Borrower pursuant to (A) any Junior Financing or (B) any Credit Agreement Refinancing Indebtedness (or, in the case of each of the preceding clauses (A) and (B), any Permitted Refinancing thereof) (each Subsidiary described in clause (a) or (b), a “Guarantor”);

(3)           the Obligations will have been secured by a perfected first-priority security interest (subject to Liens permitted by Section 7.01) in:

(a)         all the Equity Interests of the Borrower;

(b)         all Equity Interests of each Guarantor and each Material Domestic Subsidiary and Material Foreign Subsidiary that are directly owned by the Borrower or any Guarantor, other than Excluded Equity Interests (as defined in the Security Agreement); and

(c)         all Indebtedness and evidence of Indebtedness held by any Loan Party;

provided, that (A) all Indebtedness of the Borrower or any wholly owned Restricted Subsidiary that is owing to any Loan Party will be subject to the Intercompany Subordination Agreement and (B) to the extent required by the Security Agreement, the Collateral Agent will have received all instruments evidencing Indebtedness referred to in clause (c) above together with undated instruments of transfer with respect thereto endorsed in blank;

(4)           except to the extent otherwise provided hereunder including subject to Liens permitted by Section 7.01 or under any Collateral Document, and, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and in the Collateral Documents, the Obligations and the Guaranty shall have been secured by a first-priority security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts receivable), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing), in each case, which security interest shall be perfected to the extent such security interest may be perfected by (a) delivering certificated securities or instruments, (b) filing financing statements with respect to a Loan Party under the Uniform Commercial Code or (c) making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office; provided, that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreements; and

(5)           the Collateral Agent shall have received the items set forth in Section 6.11(2)(b) herein.

Nothing in the Loan Documents (including this definition) shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, Excluded Assets or any other particular assets if and for so long as, in the reasonable judgment of the Collateral Agent, the cost of creating, perfecting or maintaining such pledges or security interests in such other assets or obtaining title insurance or abstracts in respect of such other assets shall be excessive in view of the fair market value (as determined by the Borrower in its reasonable judgment) of such other assets or the practical benefit to the Lenders afforded thereby.

The Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date, as applicable, for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

No actions required by the Laws of any non-U.S. jurisdiction shall be required in order to create or perfect any security interests in any assets located outside of the U.S. (including any intellectual property registered in any non-U.S. jurisdiction), and there is no obligation to execute or deliver security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction. No control agreements shall be required with respect to any deposit account, securities account, commodities account or other bank account.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Intercompany Subordination Agreement, the Mortgages, and each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Sections 4.01(1)(c), 6.11, 6.12 or 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment Letter” means that certain Second Amended and Restated Commitment Letter, dated as of January 2, 2015, among Impax, Barclays, RBC and Wells Fargo.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Committed Loan Notice” means a notice of a Borrowing pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the preliminary statements to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and executed by a Responsible Officer of the Borrower,

(a)           certifying as to whether a Default or Event of Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto,

(b)           attaching the financial statements delivered under Section 6.01(1) or (2), as applicable, and certifying as to (and containing all information and calculations necessary for determining) compliance with the financial covenant under Section 8.01 as of the last day of the applicable Test Period.

(c)           for each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2015, setting forth a reasonably detailed calculation of Excess Cash Flow for the fiscal year with respect to which such financial statements are being delivered, and

(d)           in the case of financial statements delivered under Section 6.01(1), setting forth a reasonably detailed calculation of the Net Cash Proceeds received during the applicable period by or on behalf of, the Borrower or any of the Restricted Subsidiaries in respect of any Disposition or Casualty Event subject to prepayment pursuant to Section 2.07(2)(b)(i) and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.07(2)(b)(ii).

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, Consolidated Net Income of such Person for such Test Period, adjusted by:

(1)           adding thereto, in each case only to the extent deducted in determining such Consolidated Net Income and without duplication:

(a)         Consolidated Interest Expense for such Test Period;

(b)         Consolidated Amortization Expense for such Test Period;

(c)         Consolidated Depreciation Expense for such Test Period;

(d)         Consolidated Tax Expense for such Test Period;

(e)         the amount of any restructuring, integration, remediation or similar charges, costs, expenses or reserves in such Test Period (whether or not characterized as such in accordance with GAAP), including charges, costs, expenses or reserves incurred or taken in connection with (A) Permitted Acquisitions and Investments after the Closing Date and (B) severance and the consolidation or closing of any facilities after the Closing Date;

(f)         the amount of costs relating to signing, retention and completion bonuses, relocation expenses, recruiting expenses, costs and expenses incurred in connection with any strategic or new initiatives, transition costs, consolidation and closing costs for facilities and new systems design and implementation costs;

(g)         the amount of “run-rate” cost savings, operating expense reductions and synergies projected by such Person in good faith to result from actions taken, committed, to be taken or expected to be taken no later than 18 months after the end of such Test Period (which cost savings shall be determined by the Borrower in good faith and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided, that amounts added back pursuant to this clause (g) shall not exceed 15% of Consolidated Adjusted EBITDA prior to giving effect to this clause (g);

(h)         any costs or expenses incurred in such Test Period pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement or any stock subscription, stockholders or partnership agreement;

(i)          any net loss from disposed or discontinued operations;

(j)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income of such Person in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA of such Person pursuant to paragraph (2) below for any previous Test Period and not added back;

(k)         any other non-cash charges or expenses reducing Consolidated Net Income for such Test Period (provided, that if any such non-cash charges or expenses represent an accrual or reserve for potential cash items in any future Test Period, (i) such Person may determine not to add back such non-cash charge or expense in the current Test Period and (ii) to the extent such Person does decide to add back such non-cash charge or expense, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period);

(l)          the amount of any expenses paid on behalf of any member of the board of directors or reimbursable to such member of the board of directors;

(m)        all judgments, liabilities, obligations, damages of any kind, including liquidated damages, settlement amounts, losses, fines, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees and disbursements), penalties and interest and other charges or expenses in connection with any lawsuit or other proceeding against such Person and its Subsidiaries; provided, that the amounts added back pursuant to this clause (m) shall not exceed 15% of Consolidated Adjusted EBITDA prior to giving effect to this clause (m);

(n)         the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing;

(o)         expenses in the form of bonuses paid to employees in connection with Permitted Acquisitions and expenses, charges and losses resulting from the payment of earn-out obligations;

(p)         the amount of any contingent payments in connection with the licensing of intellectual property or other assets; and

(q)         any extraordinary, non-recurring or unusual costs, fees, charges or expenses; and

(2)           subtracting therefrom, in each case only to the extent (and in the same proportion) added in determining such Consolidated Net Income and without duplication:

(a)         the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (i) the accrual of revenue or recording of receivables in the ordinary course of business and (ii) the reversal of any accrual of a reserve referred to in the parenthetical in clause (1)(k) of this definition (other than any such reversal that results from a cash payment subtracted from Consolidated Adjusted EBITDA) for such Test Period;

(b)         any extraordinary, non-recurring or unusual gains; and

(c)         any net income from disposed or discontinued operations.

Notwithstanding the foregoing, Consolidated Adjusted EBITDA of the Borrower (i) for the fiscal quarter ended March 31, 2014, shall be deemed to be $55.9 million, (ii) for the fiscal quarter ended June 30, 2014, shall be deemed to be $90.4 million, (iii) for the fiscal quarter ended September 30, 2014, shall be deemed to be $70.5 million and (iv) for the fiscal quarter ended December 31, 2014, shall be deemed to be $42.1 million, as may be subject to add-backs and adjustments (without duplication) pursuant to clause (1)(g) above and Section 1.08(3) for the applicable Test Period.

“Consolidated Amortization Expense” means, with respect to any Person for any Test Period, the amortization expense of such Person and its Restricted Subsidiaries for such Test Period, including the amortization of deferred financing fees or costs for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding:

(a)           the current portion of any Funded Debt,

(b)           the current portion of interest,

(c)           accruals for current or deferred taxes based on income or profits,

(d)           accruals of any costs or expenses related to restructuring reserves,

(e)           Revolving Loans, Swing Line Loans and Letter of Credit Obligations or any other revolving facility,

(f)            the current portion of any Capitalized Lease Obligation,

(g)           deferred revenue arising from cash receipts that are earmarked for specific projects,

(h)           liabilities in respect of unpaid earn-outs, and

(i)            the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated Depreciation Expense” means, with respect to any Person for any Test Period, the depreciation expense of such Person and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any Test Period, the total consolidated interest expense of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(1)           imputed interest on Capitalized Lease Obligations and Attributable Indebtedness of such Person and its Restricted Subsidiaries for such Test Period;

(2)           commissions, discounts and other fees, charges and expenses owed by such Person and its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such Test Period;

(3)           amortization of debt issuance costs, debt discount. or premium and other financing fees and expenses incurred by such Person and its Restricted Subsidiaries for such Test Period including, without limitation, net costs under Hedge Agreements dealing with interest rates and any commitment fees payable thereunder;

(4)           cash contributions to any employee stock ownership plan or similar trust made by such Person and its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such Test Period;

(5)           all interest paid or payable with respect to discontinued operations of such Person and its Restricted Subsidiaries for such Test Period;

(6)           the interest portion of any deferred payment obligations of such Person and its Restricted Subsidiaries for such Test Period; and

(7)           all interest on any Indebtedness of such Person and its Restricted Subsidiaries that is (a) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (b) contingent obligations of such Person or its Subsidiaries in respect of Indebtedness;

provided, that Consolidated Interest Expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) up to $75 million of cash and Cash Equivalents and short term investments of the Borrower and its Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such consolidated net income (to the extent otherwise included therein), without duplication:

(1)           the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Borrower for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein (subject in the case of dividends, distributions or other payments in respect of such equity made to a Restricted Subsidiary to the limitations contained in clause (2) below);

(2)           solely with respect to the calculation of Available Amount and Excess Cash Flow, the Net Income of any Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or requirement of Law applicable to such Subsidiary during such Test Period; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid to such Person or its Restricted Subsidiaries in respect of such Test Period;

(3)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(4)           gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(5)           earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(6)           (a) unrealized gains and losses with respect to Hedge Agreements for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (b) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments;

(7)           any extraordinary, non-recurring or unusual gain (or extraordinary, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(8)           the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(9)           any after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(10)         effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(11)         any non-cash compensation charge or expense (including any deferred non-cash compensation expense) for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the such Person or any of its Restricted Subsidiaries in connection with the Transactions;

(12)         (i) Transaction Expenses incurred during such Test Period and (ii) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition (other than the Transactions), Investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(13)         any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(14)         to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption.

“Consolidated Secured Net Debt” means, as of any date of determination, (a) Consolidated Total Debt outstanding under the Facilities and any secured refinancing indebtedness or other debt that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary outstanding as of such date minus (b) up to $75 million of cash and Cash Equivalents and short term investments of the Borrower and its Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Tax Expense” means, with respect to any Person for any Test Period, the tax expense of such Person and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided, that Consolidated Total Debt shall not include Indebtedness in respect of,

(a)           any Qualified Securitization Financing,

(b)           any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)), and

(c)           obligations under Hedge Agreements.

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“continuing” means with respect to any Default or Event of Default that it has not been cured or waived.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Debt” means Indebtedness of the Borrower and its Subsidiaries in an aggregate outstanding principal amount outstanding on the date of incurrence not to exceed the sum of,

(1)           the aggregate amount of capital contributions to the Borrower Not Otherwise Applied, and

(2)           Net Cash Proceeds from Permitted Equity Issuances received by the Borrower, either directly or as a contribution in the form of Qualified Equity Interests of the Borrower,

in each case, during the period from and including the Business Day immediately following the Closing Date through and including the date of such incurrence; provided, that such amount shall not include (a) proceeds of Specified Equity Contributions and (b) proceeds used to increase the Available Amount pursuant to clause (2) of the definition thereof.

“Control” has the meaning specified in the definition of “Affiliate.”

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to another or (b) a continuation of Eurodollar Rate Loans, pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-4.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower or any Restricted Subsidiary in the form of term loans or notes or revolving loans or commitments; provided, that:

(1)           such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, Indebtedness consisting of

(a)         Term Loans,

(b)         Revolving Commitments or Revolving Loans, or

(c)         other Credit Agreement Refinancing Indebtedness (clause (a)-(c), collectively, “Refinanced Debt”);

(2)           such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt being exchanged, extended, renewed, replaced or refinanced (plus (a) the amount of all unpaid, accrued, or capitalized interest, penalties and premiums (including tender premiums) and (b) underwriting discounts, fees, commissions, costs and expenses payable with respect to such Credit Agreement Refinancing Indebtedness);

(3)           the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the final maturity date of the Refinanced Debt; provided, that any unsecured Credit Agreement Refinancing Indebtedness or Credit Agreement Refinancing Indebtedness secured on a junior basis to the Loans will not mature, or have scheduled amortization, prior to the date that is ninety-one (91) days following the Latest Maturity Date;

(4)           any mandatory or voluntary prepayments (and with respect to any Credit Agreement Refinancing Indebtedness comprising revolving loans, to the extent commitments thereunder are permanently terminated) of:

(a)         any Credit Agreement Refinancing Indebtedness that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are (i) permitted hereunder and (ii) to the extent required hereunder or pursuant to the terms of any Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis to the Loans, first made or offered to the Loans and any such Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis to the Loans; and

(b)         any Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis with the Loans shall be made on a pro rata basis or less than pro rata basis with the Loans;

(5)           such Indebtedness is not incurred or guaranteed by any Subsidiary of the Borrower other than a Guarantor;

(6)           if such Indebtedness is secured:

(a)         such Indebtedness is not secured by any assets or property of the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(b)         the security agreements relating to such Indebtedness are substantially similar to or the same as the Collateral Documents (as determined in good faith by a Responsible Officer of the Borrower);

(c)         if such Indebtedness is secured on a pari passu basis with the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of an Equal Priority Intercreditor Agreement; and

(d)         if such Indebtedness is secured on a junior basis to the Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement;

(7)           the covenants and events of default applicable to such Indebtedness are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Debt, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided, that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided, that this clause (7) will not apply to:

(a)         terms addressed in the preceding clauses (1) through (6),

(b)         interest rate, fees, funding discounts and other pricing terms,

(c)         redemption, prepayment or other premiums,

(d)         optional prepayment terms; and

(e)         covenants and other terms applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness.

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Cure Expiration Date” has the meaning assigned to such term in Section 8.02.

“Debt Representative” means, with respect to any series of Indebtedness secured by a Lien permitted under Section 7.01(32), Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans that are Revolving Loans plus (c) 2.0% per annum; provided, that with respect to the outstanding principal amount of any Loan not paid when due, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.05(3)) plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.19(2), any Lender that:

(1)           has failed to (a) fund all or any portion of its Loans, including participations in respect of Letters of Credit or Swing Line Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (b) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due;

(2)           has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied);

(3)           has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (3) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(4)           is, or has a direct or indirect parent company that is (a) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (b) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or the like has been appointed for such Lender or its direct or indirect parent company; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (1) through (4) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swing Line Lender and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(10) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.07(1)(d)(ii)(2).

“Discount Range” has the meaning assigned to such term in Section 2.07(1)(d)(iii)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.07(1)(d)(iii)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.07(1)(d)(iii) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.07(1)(d)(iii)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.07(1)(d)(iii)(3).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.07(1)(d)(i).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.07(1)(d)(iv)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.07(1)(d)(ii), Section 2.07(1)(d)(iii) or Section 2.07(1)(d)(iv), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition:

(1)           matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and cash collateralization of all other Letters of Credit);

(2)           is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)           provides for the scheduled payments of dividends in cash; or

(4)           is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans at the time of issuance.

provided, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, or officers of the Borrower or the Restricted Subsidiaries or by any such plan to such employees, directors or officers, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s or officer’s termination, death or disability.

“Disqualified Lender” means:

(1)           the bona fide competitors of Impax, the Company and their respective Subsidiaries identified in writing by or on behalf of the Borrower to the Lead Arrangers on or prior to the Closing Date, or from time to time after the Closing Date to the Administrative Agent,

(2)           those particular banks, financial institutions and other institutional lenders identified in writing by or on behalf of the Borrower to the Lead Arrangers prior to October 22, 2014, and

(3)           any affiliate of the entities described in the preceding clauses (1) (other than any affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course) or (2), in each case, that are either reasonably identifiable as such on the basis of their name or are identified as such in writing by the Borrower to the Lead Arrangers on or prior to the Closing Date, or after the Closing Date to the Administrative Agent from time to time;

provided, that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Lender hereunder. The list of Disqualified Lenders shall be made available to all Lenders by posting such list to IntraLinks or another similar electronic system.

“Documentation Agent” means Fifth Third Bank.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.07(2)(a).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.07(2)(c) and (e) (subject to such consents, if any, as may be required under Section 11.07(2)(c)); provided, that neither any Defaulting Lender nor any Disqualified Lender shall be an Eligible Assignee.

“Enterprise Transformative Event” means any merger, acquisition, Investment, dissolution, liquidation, consolidation or disposition, in any such case by the Borrower or any Restricted Subsidiary that either (a) is not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations by any Governmental Authority, or proceedings with respect to any Environmental Liability or pursuant to Environmental Law, including those (1) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (2) by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon:

(1)           any actual or alleged violation of any Environmental Law,

(2)           the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials,

(3)           exposure to any Hazardous Materials,

(4)           the release or threatened release of any Hazardous Materials into the environment or

(5)           any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“Equal Priority Intercreditor Agreement” means a “pari passu” intercreditor agreement substantially in the form attached hereto as Exhibit S (as the same may be modified in a manner satisfactory to the Administrative Agent), or, if requested by the providers of Indebtedness permitted hereunder to be secured by the Collateral on a pari passu basis to the Obligations under the Loan Documents, another “pari passu” intercreditor agreement reasonably satisfactory to the Administrative Agent. Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver an Equal Priority Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured by the Collateral on a pari passu basis with the Obligations under the Loan Documents.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(1)           a Reportable Event with respect to a Pension Plan;

(2)           a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(3)           a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or is “in reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA);

(4)           the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;

(5)           the imposition of any liability under Title IV of ERISA, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates;

(6)           the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan, whether or not waived or the failure to make a required contribution to a Multiemployer Plan;

(7)           the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan;

(8)           the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan; or

(9)           a determination that any Pension Plan is in “at-risk” status (within the meaning of Section 303 of ERISA).

“Eurodollar Rate” means for any Interest Period as to any Eurodollar Rate Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurodollar Rate will be deemed to be zero.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(1)           the sum, without duplication, of:

(a)         Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period, plus

(b)         an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, plus

(c)         decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting), plus

(d)         an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, plus

(e)         the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, plus

(f)         cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in such Consolidated Net Income; minus

(2)           the sum, without duplication, of:

(a)         an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(b) above) and cash charges excluded by virtue of clauses (1) through (14) of the definition of “Consolidated Net Income,”

(b)         without duplication of amounts deducted pursuant to clause (k) below or this clause (b) in prior periods, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with internally generated cash flow,

(c)         the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (to the extent such prepayments are not funded with the proceeds of Funded Debt), including

  (i)          the principal component of payments in respect of Capitalized Leases of the Borrower and the Restricted Subsidiaries,

 (ii)          the amount of any repayment of Term Loans pursuant to Section 2.09,

(iii)          the amount of any mandatory prepayment of Term Loans pursuant to Section 2.07(2)(b) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase,

(iv)          the amount of any voluntary prepayments of Term Loans made pursuant to Section 2.07(1)(d) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Term Loans), but excluding (A) all other prepayments of Loans (including for the avoidance of doubt, pay-downs of Revolving Loans but other than those specified in preceding clause (c)(iii) to the extent there is an equivalent permanent reduction in commitments) and (B) any prepayment of revolving loans (other than the Revolving Loans) to the extent there is not an equivalent permanent reduction in commitments thereunder, and

 (v)          the amount of any voluntary or mandatory permanent principal payments or mandatory repurchase of other Indebtedness for borrowed money to the extent that such prepayments or repurchase are otherwise permitted hereunder and not made in reliance on any basket calculated by reference to the Available Amount, but excluding all payments of Indebtedness described in Sections 2.07(2)(a)(i) and (ii) to the extent such payments reduce the repayment of Term Loans that would otherwise be required by Section 2.07(2)(a),

(d)         an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income,

(e)         increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(f)         cash payments by the Borrower and the Restricted Subsidiaries actually made during such period to the extent financed with internally generated cash flow in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income for such period (and so long as there has not been any reduction in respect of such payments in arriving at Consolidated Net Income for such fiscal year),

(g)         without duplication of amounts deducted pursuant to clauses (h) and (k) below in prior periods, the amount of Investments made pursuant to Sections 7.02(2), (22) (in an amount not to exceed (i) $100 million in the aggregate in the 2015 fiscal year and (ii) $250 million in the aggregate in each fiscal year thereafter), (23) and (24)  to the extent that such Investments and Permitted Acquisitions were financed with internally generated cash flow, not deducted in calculating Consolidated Net Income and not made in reliance on any basket calculated by reference to the Available Amount,

(h)        the amount of Restricted Payments actually paid during such period pursuant to Sections 7.06(5), (7), (8), (11)(a) and (12), in each case to the extent such Restricted Payments were not financed with internally generated cash flow,

(i)          the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries from internally generated cash flow during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such fiscal year or are not deducted in calculating Consolidated Net Income (and so long as there has not been any reduction in respect of such expenditures in arriving at Consolidated Net Income for such period),

(j)         to the extent such were not deducted in calculating Consolidated Net Income for such period, the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of any principal of Indebtedness to the extent such prepayment of principal reduced Excess Cash Flow pursuant to clause (2)(c) above or reduced the mandatory prepayment required by Section 2.07(2)(a),

(k)         without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (to the extent financed with internally generated cash flow, the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during any period; provided, that to the extent the aggregate amount actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during any period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such period,

(l)          the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in calculating Consolidated Net Income for such period, and

(m)        cash expenditures actually made in cash in respect of Hedge Agreements during such period to the extent not deducted in calculating Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset” has the meaning assigned thereto in the Security Agreement.

“Excluded Subsidiary” means

(1)           any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor,

(2)           any direct or indirect Foreign Subsidiary of the Borrower,

(3)           any Domestic Subsidiary that is a CFC Holdco,

(4)           any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC,

(5)           any Subsidiary that is prohibited or restricted by applicable Law or by a binding contractual obligation from providing a Guaranty or if such Guaranty would require governmental (including regulatory) or third party (other than a Loan Party or an Affiliate of a Loan Party) consent, approval, license or authorization (provided, that such contractual obligation (including any such governmental (including regulatory) or third party consent, approval, license or authorization) (x) is not entered into by the Borrower or its Restricted Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition and (y) exists on the Closing Date or, if later, the date such Subsidiary is acquired),

(6)           any special purpose securitization vehicle (or similar entity) including any Securitization Subsidiary created pursuant to a transaction permitted under this Agreement,

(7)           any Subsidiary that is a not-for-profit organization,

(8)           any Captive Insurance Subsidiary,

(9)           any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, and

(10)         each Unrestricted Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable law by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Agent or a Lender or required to be withheld or deducted from a payment to an Agent or a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise or similar Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case that are (i) imposed as a result of the Agent or Lender, as applicable, being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable lending office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) imposed by reason of any other present or former connection between such Agent or such Lender and the jurisdiction imposing such Tax, other than a connection arising from such Agent or such Lender having executed, entered into or delivered, receiving any payment under, being or having been a party to, performing its obligations under, or enforcing, receiving or perfecting a security interest under, or engaging in any other transaction pursuant, to any Loan Document, or selling or assigning an interest in any Loan or Loan Document, (b) any Taxes imposed as a result of the failure of such Agent or such Lender, as applicable, to comply with the provisions of Sections 3.01(2), 3.01(3) or 3.01(4), (c) any Taxes imposed under FATCA, (d)  any U.S. federal withholding Taxes imposed on amounts payable to or for the account of any Agent or Lender pursuant to a Law in effect on the date on which such Agent or Lender becomes the Agent or acquires interest in the Loan (other than with respect to an assignment at the request of the Borrower) (or such Lender changes its Lending Office), except in each case to the extent that amounts with respect to such Taxes were payable under Section 3.01 to such Agent’s or Lender’s assignor immediately before such Agent or Lender became a party hereto (or to such Lender immediately before it changed its Lending Office).

“Existing CorePharma Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of March 28, 2014, by and among CorePharma, L.L.C., a New Jersey limited liability company, Amedra Pharmaceuticals LLC, a Delaware limited liability company, the other guarantors party thereto, the lenders party thereto, General Electric Capital Corporation, as administrative agent, and the other agents party thereto.

“Existing Credit Agreement” means, collectively, the Existing Impax Credit Agreement and the Existing CorePharma Credit Agreement.

“Existing Impax Credit Agreement” means that certain Credit Agreement dated as of February 11, 2011, by and among Impax, as borrower, the guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Extended Commitments” means, collectively, Extended Revolving Commitments and Extended Term Commitments.

“Extended Loans” means, collectively, Extended Revolving Loans and Extended Term Loans.

“Extended Revolving Commitments” means the Revolving Commitments held by an Extending Lender.

“Extended Revolving Loans” means the Revolving Loans made pursuant to Extended Revolving Commitments.

“Extended Term Commitments” means the Term Loan Commitments held by an Extending Lender.

“Extended Term Loans” means the Term Loans made pursuant to Extended Term Commitments.

“Extending Lender” means each Lender accepting an Extension Offer.

“Extension” has the meaning specified in Section 2.18(1).

“Extension Amendment” has the meaning specified in Section 2.18(2).

“Extension Offer” has the meaning specified in Section 2.18(1).

“Facility” means the Term Loans made by the Lenders to the Borrower pursuant to Section 2.01(1), the Revolving Commitment, the Swing Line Loans, any Extended Term Loans, any Extended Revolving Commitments and Extended Revolving Loans, any Incremental Term Loans, any Refinancing Term Loans or any Refinancing Revolving Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 (including any agreements entered into pursuant to Section 1471(b)(i)) of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any intergovernmental agreements (together with any Law or other official guidance implementing such agreements) relating to the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the second amended and restated fee letter, dated January 2, 2015, by and among Impax and the Lead Arrangers, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Financial Covenant Event of Default” has the meaning specified in Section 9.01(2).

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt under the Facilities and any other Indebtedness that is secured on a pari passu basis with the Liens on the Collateral securing the Facilities outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Fixed Incremental Amount” means, as of the date of measurement, (a) $200,000,000 minus (b) the aggregate amount of all Incremental Equivalent Debt outstanding on such date, except such Incremental Equivalent Debt incurred with reference to the Ratio Amount.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.07(2)(f).

“Foreign Disposition” has the meaning specified in Section 2.07(2)(f).

“Foreign Lender” has the meaning specified in Section 3.01(3)(b).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit Obligations other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Swing Line Loans extended by the Swing Line Lender other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definitions of Capitalized Lease Obligation and Capitalized Leases.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.07(7).

“Guarantee” means, as to any Person, without duplication:

(1)           any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,

(a)         to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation,

(b)         to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation,

(c)         to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or

(d)         entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or

(2)           any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien);

provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” The Borrower may, in its sole discretion, cause any Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a supplement to the Guaranty in substantially the form attached thereto, and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means chemicals, materials, substances or wastes, all hazardous or toxic substances, defined, listed, classified or regulated as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any Environmental Law, including petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), asbestos or asbestos-containing materials, polychlorinated biphenyls, regulated medical or pharmaceutical waste, radon gas and urea formaldehyde.

“Health Care Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Controlled Substances Act (21 U.S.C. § 801 et seq.), HIPAA, the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the federal TRICARE program (10 U.S.C. §1071 et seq.), the VA Federal Supply Schedule (38 U.S.C. § 8126), and the regulations promulgated pursuant to such laws, each as amended from time to time.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that is an Agent, a Lender, a Lead Arranger, a Joint Bookrunner or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, a Lead Arranger, a Joint Bookrunner or an Affiliate of any of the foregoing; provided, at the time of entering into a Secured Hedge Agreement, no Hedge Bank shall be a Defaulting Lender.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder.

“Identified Participating Lenders” has the meaning specified in Section 2.07(1)(d)(iii)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.07(1)(d)(iv)(3).

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Impax” has the meaning specified in the introductory paragraph to this Agreement.

“Included Products” means any and all drug products that, as of the Closing Date, the Borrower or any of the Subsidiaries sells, offers for sale, imports, promotes, markets, distributes or otherwise commercializes (or possesses the rights to sell, offer for sale, import, promote, market, distribute or otherwise commercialize) anywhere.

“Incremental Amendment” has the meaning specified in Section 2.16(5).

“Incremental Amount” has the meaning specified in Section 2.16(3).

“Incremental Equivalent Debt” means Indebtedness of the Borrower and its Subsidiaries in the form of term loans or notes; provided, that

(1)           the aggregate principal amount of all Incremental Equivalent Debt on any date such Indebtedness is incurred shall not, together with any Incremental Revolving Facilities or Incremental Term Facilities then outstanding, exceed the Incremental Amount;

(2)           any Incremental Equivalent Debt shall not mature prior to the Latest Maturity Date, or have a shorter Weighted Average Life to Maturity than the Term Loans; provided, that any unsecured Incremental Equivalent Debt or Incremental Equivalent Debt secured on a junior basis to the Loans will not mature, or have scheduled amortization, prior to the date that is ninety-one (91) days following the Latest Maturity Date;

(3)           any Incremental Equivalent Debt shall not be incurred or guaranteed by any Subsidiaries of the Borrower other than the Guarantors;

(4)           any Incremental Equivalent Debt that is secured on a pari passu basis with the Loans shall be in the form of notes;

(5)           any mandatory or voluntary prepayments of Incremental Equivalent Debt that (x) comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are (a) permitted hereunder and (b) to the extent required hereunder or pursuant to the terms of any Incremental Equivalent Debt that is secured on a pari passu basis to the Loans, first made or offered to the Loans and any such Incremental Equivalent Debt that is secured on a pari passu basis to the Loans and (y) is secured on a pari passu basis with the Loans shall be made on a pro rata basis or less than pro rata basis with the Loans;

(6)           if such Incremental Equivalent Debt is secured:

(a)         such Incremental Equivalent Debt is not secured by any assets or property of the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(b)         the security agreements relating to such Incremental Equivalent Debt are substantially similar to or the same as the Collateral Documents (as determined in good faith by a Responsible Officer of the Borrower);

(c)         if such Incremental Equivalent Debt is secured on a pari passu basis with the Term Loans, a Debt Representative acting on behalf of the holders of such Incremental Equivalent Debt has become party to or is otherwise subject to the provisions of an Equal Priority Intercreditor Agreement; and

(d)         if such Incremental Equivalent Debt is secured on a junior basis to the Term Loans, a Debt Representative, acting on behalf of the holders of such Incremental Equivalent Debt, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.

The Borrower shall determine whether all or any portion of any Incremental Equivalent Debt is being incurred pursuant to the Fixed Incremental Amount or the Ratio Amount; provided, that unless the Borrower elects otherwise, Incremental Equivalent Debt will be deemed to be incurred (i) first against the Ratio Amount to the extent permitted and (ii) thereafter against the Fixed Incremental Amount. For the avoidance of doubt, if the Borrower incurs Incremental Equivalent Debt under the Fixed Incremental Amount on the same date that it incurs indebtedness under the Ratio Amount, then the First Lien Net Leverage Ratio will be calculated with respect to such incurrence under the Ratio Amount without regard to any incurrence of indebtedness under the Fixed Incremental Amount.

“Incremental Loans” has the meaning specified in Section 2.16(1).

“Incremental Revolving Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Revolving Loan and “Incremental Revolving Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Revolving Facilities” has the meaning specified in Section 2.16(1).

“Incremental Revolving Facility Lender” has the meaning specified in Section 2.16(9)(a).

“Incremental Revolving Loans” has the meaning specified in Section 2.16(1).

“Incremental Term Facilities” has the meaning specified in Section 2.16(1).

“Incremental Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Term Loan and “Incremental Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lenders; provided, at any time prior to the making of the Incremental Term Loans, the Incremental Term Loan Exposure of any Lender shall be equal to such Lender’s Incremental Term Loan Commitment.

“Incremental Term Loans” has the meaning specified in Section 2.16(1).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(1)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(2)           the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(3)           net obligations of such Person under any Hedge Agreement;

(4)           all obligations of such Person to pay the deferred purchase price of property or services (other than (a) trade accounts and accrued expenses payable in the ordinary course of business, (b) any earn-out obligation until such obligation is not paid after becoming due and payable and (c) accruals for payroll and other liabilities accrued in the ordinary course of business);

(5)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(6)           all Attributable Indebtedness;

(7)           all obligations of such Person in respect of Disqualified Equity Interests; and

(8)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (a) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (b) in the case of Restricted Subsidiaries that are not Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral (it being understood that all such loans and advances made to wholly owned Restricted Subsidiaries shall be subject to the Intercompany Subordination Agreement) (such loans and advances, “Short Term Advances”). The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (5) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Taxes” means (a) Taxes, other than any Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under an Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 11.08.

“Initial Term Loans” has the meaning specified in the definition of “Class.”

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means an agreement executed by each Restricted Subsidiary of the Borrower, in substantially the form of Exhibit H.

“Intercreditor Agreements” means any Junior Lien Intercreditor Agreement and/or Equal Priority Intercreditor Agreement then in effect.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the applicable Maturity Date; provided, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Committed Loan Notice; provided, that:

(1)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(2)           any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(3)           no Interest Period shall extend beyond the applicable Maturity Date.

"Interpolated Rate" means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between: (a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and (b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is  available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means, as to any Person:

(1)           the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person,

(2)           a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, but excluding any Short Term Advances or

(3)           the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IRS” means Internal Revenue Service of the United States.

“Issuance Notice” means an Issuance Notice in respect of standby letters of credit substantially in the form of Exhibit A-2.

“Issuing Bank” means (1) Barclays and (2) any other Revolving Lender that becomes an Issuing Bank in accordance herewith.

“Joint Bookrunners” means Barclays, RBC and Wells Fargo.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Judgment Currency” has the meaning specified in Section 11.18.

“Junior Financing” means other Indebtedness of a Loan Party that is unsecured, secured by the Collateral on a junior basis to the Obligations or subordinated in right of payment to the Obligations, other than, in each case, Indebtedness among the Loan Parties.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Debt” has the meaning specified in Section 7.01(32).

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form of Exhibit T attached hereto (as the same may be modified in a manner satisfactory to the Administrative Agent), or, if reasonably requested by the providers of Indebtedness permitted hereunder to be secured by the Collateral on a junior basis to the Obligations under the Loan Documents, another lien subordination arrangement reasonably satisfactory to the Administrative Agent. Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured by the Collateral on a junior basis to the Obligations under the Loan Documents.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Refinancing Term Loan, any Refinancing Revolving Loan, any Extended Term Loan or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Fee” has the mean specified in Section 2.11(2)(b).

“LCA Election” has the meaning specified in Section 1.08(5).

“LCA Test Date” has the meaning specified in Section 1.08(5).

“Lead Arrangers” means Barclays, RBC and Wells Fargo.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Additional Lender shall be a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement.

“Letter of Credit Advance” means, as to any Revolving Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Share.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank, together with an Issuance Notice.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Loan Borrowing.

“Letter of Credit Documents” means, as to any Letter of Credit, each Letter of Credit Application and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Commitment Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to the Issuing Bank with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding.

“Letter of Credit Sublimit” means $10,000,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“LIBO Rate” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Lineage” has the meaning specified in the preliminary statements to this Agreement.

“Loan” means a Term Loan, a Revolving Loan, and a Swing Line Loan made by a Lender to the Borrower under Article II (including Section 2.16).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (d) the Guaranty, (e) the Collateral Documents, (f) the Intercreditor Agreements (if any), (g) the Intercompany Subordination Agreement, and (h) the Fee Letter.

“Loan Parties” means, collectively, the Borrower and the Guarantors; provided, that the “Loan Parties” will not include the Company or any of its subsidiaries until the Acquisition has been consummated.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document.

“Material Domestic Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets at such date or (b) whose gross revenues for such Test Period (when taken together with the gross revenues of the Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided, that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than (when taken together with the total assets of the Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 5.0% of Total Assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the gross revenues of the Subsidiaries of such Domestic Subsidiaries for such Test Period) 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Subsidiaries. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Pro Forma Financial Statements.

“Material Foreign Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Subsidiaries of such Foreign Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets at such date or (b) whose gross revenues for such Test Period (when taken together with the gross revenues of the Subsidiaries of such Foreign Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Pro Forma Financial Statements; provided, that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the total assets of the Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Test Period) 5.0% of Total Assets of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the gross revenues of the Subsidiaries of such Foreign Subsidiaries for such Test Period) 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Pro Forma Financial Statements.

“Material Real Property” means any real property owned by the Borrower or any Restricted Subsidiary that is a Loan Party (or owned by any Person required to become a Loan Party hereunder) with a fair market value (determined in good faith by the Borrower) in excess of $5,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means:

(1)           with respect to the Term Loans made on the Closing Date that have not been extended pursuant to Section 2.18, the date that is the earlier of (a) 6 years after the Closing Date and (b) the date such Term Loans are declared due and payable pursuant to Section 9.02;

(2)           with respect to the Revolving Loans, the date that is the earlier of (a) 5 years after the Closing Date and (b) the date Revolving Loans are declared due and payable pursuant to Section 9.02;

(3)           with respect to any tranche of Extended Term Loans or Extended Revolving Commitments, the earlier of (a) the final maturity date as specified in the applicable Extension Amendment and (b) the date such tranche of Extended Term Loans or Extended Revolving Commitments are terminated or declared due and payable pursuant to Section 9.02;

(4)           with respect to any Refinancing Term Loans or Refinancing Revolving Loans, the earlier of (a) the final maturity date as specified in the applicable Refinancing Amendment and (b) the date such Refinancing Term Loans or Refinancing Revolving Loans are declared due and payable pursuant to Section 9.02; and

(5)           with respect to any Incremental Term Loans, the earlier of (a) the final maturity date as specified in the applicable Incremental Amendment and (b) the date such Incremental Term Loans are declared due and payable pursuant to Section 9.02;

provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 11.10.

“Minimum Collateral Amount” means, at any time:

(1)           with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time;

(2)           with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Swing Line Lender with respect to Swing Line Loans outstanding at such time; and

(3)           otherwise, an amount determined by the Administrative Agent and the Issuing Bank or the Swing Line Lender, as the case may be, in their sole discretion.

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” or “Mortgage Policies” means an American Land Title Association Lender’s Extended Coverage title insurance policy covering such interest in the Mortgaged Property in an amount at least equal to the fair market value of such Mortgaged Property (or such lesser amount as shall be specified by the Collateral Agent) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Properties” means Material Real Property listed on Schedule 1.01B and each parcel of real property with respect to which a Mortgage is granted pursuant to Section 6.11.

“Mortgages” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages, including any amendments thereto made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.11.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(1)           with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of:

(a)         the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) minus

(b)         the sum of:

  (i)          the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and any Credit Agreement Refinancing Indebtedness),

 (ii)          the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event,

(iii)          [Reserved],

(iv)          in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and

 (v)          any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (v);

provided, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (1) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (1)); and

(2)           with respect to the sale, incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower, the excess, if any, of:

(a)         the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over

(b)         (i) taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such sale, incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Bank Certificate” has the meaning specified in Section 3.01(3)(b)(iii).

“Non-Consenting Lender” has the meaning specified in the penultimate paragraph of Section 3.07.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.04(2)(c).

“Not Otherwise Applied” means, with reference to the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” means each of the Term Loan Notes, the Revolving Loan Notes and the Swing Line Note.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(1).

“Obligations” means all:

(1)           advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed or allowable claims in such proceeding;

(2)           obligations of any Loan Party arising under any Secured Hedge Agreement (other than with respect to any Loan Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Loan Party); and

(3)           Cash Management Obligations.

Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party and to provide Cash Collateral under any Loan Document.

“OFAC” has the meaning specified in Section 5.17(2).

“Offered Amount” has the meaning specified in Section 2.07(1)(d)(iv)(1).

“Offered Discount” has the meaning specified in Section 2.07(1)(d)(iv)(1).

“OID” means original issue discount.

“Organization Documents” means:

(1)           with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2)           with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(3)           with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.07(2)(b)(i).

“Other Taxes” has the meaning specified in Section 3.01(5).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Pari Passu Lien Debt” has the meaning specified in Section 7.01(32).

“Participant” has the meaning specified in Section 11.07(4).

“Participant Register” has the meaning specified in Section 11.07(5).

“Participating Lender” has the meaning specified in Section 2.07(1)(d)(iii)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made or has had an obligation to make contributions at any time in the preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permit” means any license, franchise, approval, authorization or clearances issued by a Governmental Authority and required for the conduct of its business of the Borrower or its Subsidiaries as currently conducted.

“Permitted Acquisition” means each other purchase or acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, a facility or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) or, in the case of a purchase or acquisition of assets (other than Equity Interests), will be owned by the Borrower or a wholly owned Restricted Subsidiary of the Borrower; provided, that with respect to each such purchase or acquisition:

(a)           immediately after giving Pro Forma Effect to such purchase or other acquisition, the Borrower is in compliance with the financial covenant set forth in Section 8.01;

(b)           the aggregate amount of such purchases and acquisitions made in Persons that do not become Loan Parties or, in the case of a purchase or acquisition of assets (other than Equity Interests), not owned by a Loan Party, shall not exceed, after giving Pro Forma Effect to such purchase or acquisition, the greater of (A) $25,000,000 and (B) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(c)           immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing;

(d)           the acquired property, assets, business or Person is in a business permitted under Section 7.07; and

(e)           the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (including calculations in reasonable detail as to satisfaction of the requirements set forth in clause (a) of this definition).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower.

“Permitted Investment” means any Investment permitted by Section 7.02.

“Permitted Junior Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is secured by the Collateral on a junior basis with the Loans.

“Permitted Pari Passu Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is secured by the Collateral on a pari passu basis with the Loans; provided, that Permitted Pari Passu Secured Refinancing Debt may not be in the form of term loans.

“Permitted Ratio Debt” means Indebtedness of the Borrower or any Restricted Subsidiary; provided, that:

(1)           the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Term Loans then outstanding, and such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred;

(2)           any mandatory prepayments of:

 (i)         any Permitted Ratio Debt that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are (A) permitted hereunder and (B) to the extent required hereunder or pursuant to the terms of any Indebtedness that is secured on a pari passu basis to the Loans, first made or offered to the Loans and any such Indebtedness that is secured on a pari passu basis to the Loans; and

(ii)         any Permitted Ratio Debt that is secured on a pari passu basis with the Loans shall be made on a pro rata basis or less than pro rata basis with the Loans;

(3)           immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness, the Total Net Leverage Ratio is no greater than 3.25:1.00, in each case, after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which financial statements are available; and

(4)           immediately before and after giving effect thereto and to the use of the proceeds thereof no Event of Default shall exist or result therefrom;

provided, further, that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to this definition if, after giving Pro Forma Effect to such incurrence or issuance, the aggregate amount of Indebtedness of Non-Loan Parties incurred or issued pursuant to this paragraph then outstanding would exceed the greater of (a) $25,000,000 and (b) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination at such time. The proceeds of any Permitted Ratio Debt received shall not (but the application of such proceeds may) reduce Indebtedness for purposes of determining compliance with the Total Net Leverage Ratio specified in clause (1) of the foregoing sentence.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided, that:

(1)           the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder:

(2)           other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(4) or Section 7.03(7), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended;

(3)           other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(7), at the time thereof, no Event of Default shall have occurred and be continuing;

(4)           if such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is Junior Financing:

(a)         to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, replacement, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(b)         to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, such modification, refinancing, refunding, replacement, renewal or extension is either unsecured or is not secured by any Liens that do not also secure the Obligations,

(c)          the extent that such Liens are subordinated to the Liens securing the Obligations, such modification, refinancing, refunding, replacement, renewal or extension is secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended,

(d)         the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, replaced, renewed or extended Indebtedness (taken as a whole) are not more restrictive with respect to the Borrower and the Restricted Subsidiaries, as reasonably determined by the Borrower in good faith, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended; provided, that a certificate of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees); and

(e)         such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness; and

(5)           in the case of any Permitted Refinancing in respect of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in each case, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to an Equal Priority Intercreditor Agreement and/or Junior Lien Intercreditor Agreement, as applicable.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prepayment Date” has the meaning specified in Section 2.07(2)(g).

“Prepayment Notice” means a written notice made pursuant to Section 2.07(1)(a) substantially in the form of Exhibit R.

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to the Borrower and its Subsidiaries that is not Public-Side Information.

“Products in Development” means drug products that, as of the Closing Date, (a) are in development or (b) the Borrower or any of the Subsidiaries does not yet sell, offer for sale, import, promote, market, distribute or otherwise commercialize, including assets related to IPXO66.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(1)(b).

“Pro Rata Share” means

(a)           with respect to all payments, computations and other matters relating to the Term Loan of a given Class of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loan Exposure of such Class of such Lender at such time and the denominator of which is the aggregate Term Loan Exposure of such Class of all Lenders at such time;

(b)           with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender and any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of that Lender and the denominator of which is the aggregate Revolving Exposure of all Lenders at such time; and

(c)           with respect to all payments, computations and other matters relating to the Incremental Term Loans of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Incremental Term Loan Exposure of such Lender at such time and the denominator of which is the aggregate Incremental Term Loan Exposure of all Lenders at such time.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means information that does not constitute material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or any of its Subsidiaries or any of their respective securities.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions:

(a)           such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary,

(b)           all sales or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, and

(c)           the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying Lender” has the meaning specified in Section 2.07(1)(d)(iv)(3).

“Quarterly Financial Statements” means the unaudited combined balance sheet as at the end of, and related statements of income and cash flows, of the Company for the third fiscal quarter of 2014.

“Ratio Amount” means an aggregate principal amount that, after giving Pro Forma Effect to the incurrence thereof, in accordance with Section 1.08 (assuming, in the case of any Incremental Revolving Commitments, a full drawing of such Revolving Commitments and excluding the cash proceeds to the Borrower therefrom), would not result in:

(1)           with respect to an Incremental Facility or Incremental Equivalent Debt to be secured on a pari passu basis with the Loans, the First Lien Net Leverage Ratio being equal to or greater than 1.75 to 1.00; and

(2)           with respect to any Incremental Equivalent Debt to be secured on a junior basis to the Term Loans, or unsecured, or subordinated in right of payment to the Term Loans, the Total Net Leverage Ratio being equal to or greater than 3.25 to 1.00.

“RBC” means Royal Bank of Canada.

“Reference Date” has the meaning specified in the definition of “Available Amount.”

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Loans” has the meaning specified in Section 11.01.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.

“Refinancing Loans” means any Refinancing Term Loans or Refinancing Revolving Loans.

“Refinancing Revolving Commitments” means one or more Classes of Revolving Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Refunded Swing Line Loans” has the meaning specified in Section 2.03(3)(a).

“Register” has the meaning specified in Section 11.07(3).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Obligations” has the meaning specified in Section 2.04(3)(a).

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided, that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility.

“Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four-fiscal quarter period ending on (and including) the fiscal quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

“Replacement Loans” has the meaning specified in Section 11.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Event” shall mean (1) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the Term Loans into a new tranche of replacement Term Loans under this Agreement) (a) having an All-In Yield that is less than the All-In Yield for the Initial Term Loans of the respective Type, and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Initial Term Loans or (2) any effective reduction in the All-In Yield applicable to the Initial Term Loans (e.g., by way of amendment, waiver or otherwise); provided, that a Repricing Event shall not include any event described in clause (1) or (2) above that is not consummated for the primary purpose of lowering the All-In Yield applicable to the Initial Term Loans (as determined in good faith by the Borrower), including without limitation any such event consummated in connection with a Change of Control or other Enterprise Transformative Event.

“Required Facility Lenders” means, with respect to any Facility (other than the Revolving Loans) on any date of determination, Lenders having or holding more than 50% of the sum of (i) the aggregate principal amount of outstanding Loans under such Facility and (ii) the aggregate unused Commitments under such Facility; provided, that the portion of outstanding Loans and the unused Commitments of such Facility, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the sum of the (a) the aggregate principal amount of outstanding Term Loans and (b) the aggregate Revolving Exposure of all Lenders; provided, that the aggregate Term Loan Exposure and Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the aggregate Revolving Exposure of all Lenders; provided, that the Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of the Restricted Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to the Loan Documents (or the Liens created thereunder) or (ii) are subject to any Lien (other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(1), (5)(a)(ii), (6), (16), (17), (18)(a), (18)(b), (22), (24), (25), (26), (27), (29), (30), (31), (32) and (33)) in favor of any person other than the Collateral Agent for the benefit of the Secured Parties.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Closing Fee” has the meaning specified in Section 2.11(5)(a).

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.01 under the caption “Revolving Commitment” or in the applicable Assignment and Assumption, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof including Section 2.16. The aggregate amount of the Revolving Commitments as of the Closing Date is $50,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) 5 years after the Closing Date, (b) the date the Revolving Commitments, including Revolving Commitments in respect of Letters of Credit and Swing Line Loans, are permanently reduced to zero pursuant to Section 2.08, and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.02.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of

(i)           the aggregate outstanding principal amount of the Revolving Loans of that Lender,

(ii)          in the case of the Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit),

(iii)         the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit,

(iv)         in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and

(v)         the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Revolving Loans” has the meaning specified in Section 2.02(1).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Section 7.03(8) that is entered into by and between any Loan Party and any Hedge Bank; and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.01(2).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and

(1)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a)         is guaranteed by the Borrower or any Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(b)         is recourse to or obligates the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, or

(c)         subjects any property or asset of the Borrower or any Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2)           with which none of the Borrower or any Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(3)           to which none of the Borrower or any Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with each Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated Secured Net Debt as of the last day of such Test Period to (2) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Short Term Advances” has the meaning specified in the definition of “Indebtedness.”

“Solicited Discount Proration” has the meaning specified in Section 2.07(1)(d)(iv)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.07(1)(d)(iv)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.07(1)(d)(iv) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.07(1)(d)(iv)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date

(1)           the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise,

(2)           the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,

(3)           such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and

(4)           such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 11.07(7).

“Specified Discount” has the meaning specified in Section 2.07(1)(d)(ii)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.07(1)(d)(ii)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.07(1)(d)(ii) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit O, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.07(1)(d)(ii)(1).

“Specified Discount Proration” has the meaning specified in Section 2.07(1)(d)(ii)(3).

“Specified Equity Contribution” has the meaning specified in Section 8.02.

“Specified Event of Default” means an Event of Default under Section 9.01(1) or Section 9.01(6).

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.01(1) (with respect to organizational existence only), 5.01(2)(b), 5.02(1), 5.02(2)(a), 5.04, 5.13, 5.16, 5.17 and 5.18 ((i) in the case of the Closing Date, with respect to only the Loan Documents delivered on the Closing Date and the collateral-related deliveries and actions made or taken or required to be made or taken on the Closing Date and subject to the Certain Funds Provision and (ii) in the case of the Closing Date, with respect to only the Loan Documents delivered pursuant to Section 6.16 and the collateral-related deliveries and actions made or taken or required to be made or taken on the Closing Date and subject to the Certain Funds Provision); provided, that, except with respect to Sections 5.16 and 5.17, such representations shall be made with respect to the Loan Parties only.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a facility or any Disposition of a business unit, line of business or division or a facility of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or Incremental Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Specified Transaction Adjustments” has the meaning specified in Section 1.08(3).

“Spot Currency Exchange Rate” has the meaning specified in Section 1.09(2).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning specified in Section 2.07(1)(d)(iii)(1).

“Submitted Discount” has the meaning specified in Section 2.07(1)(d)(iii)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Borrower” has the meaning specified in Section 7.04(4).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 10.12(1).

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Barclays in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means the swing line loan made by the Swing Line Lender to Borrower pursuant to Section 2.03.

“Swing Line Loan Request” means a Swing Line Loan Request substantially in the form of Exhibit A-3.

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means $10,000,000.

“Taxes” has the meaning specified in Section 3.01(1).

“Term Closing Fee” has the meaning specified in Section 2.11(5)(b).

“Term Loan” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(1). The term “Term Loan” shall be deemed to also include Incremental Term Loans, Extended Term Loans and Refinancing Term Loans, to the extent not otherwise indicated and as the context may require.

“Term Loan Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment or (iii) an Extension and (c) increased from time to time pursuant to an Incremental Amendment. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 under the caption “Term Loan Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be. The initial aggregate amount of the Term Loan Commitments is $435,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment, or, with regard to any Incremental Amendment at any time prior to the making of the applicable Incremental Term Loans thereunder, the Term Loan Exposure of any Lender with respect to such Incremental Term Facility shall be equal to such Lender’s Incremental Term Loan Commitment thereunder.

“Term Loan Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations, in each case not then due and payable) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless backstopped or Cash Collateralized in an amount equal to 103% of the maximum drawable amount of any such Letter of Credit or otherwise in an amount or in a manner reasonably acceptable to the Issuing Bank).

“Test Period” means, at any time, (1) with respect to the Borrower, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 6.01(1) or Section 6.01(2); provided, that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(1) or (2), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended December 31, 2014. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2014 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended on December 31, 2014), and a Test Period shall be deemed to end on the last day thereof and (2) in the case of any Person other than the Borrower, the period of four consecutive fiscal quarters most closely corresponding to the period set forth in clause (1).

“Threshold Amount” means $25,000,000.

“Tolmar Agreement” means that certain Loan and Security Agreement, dated as of March 22, 2012, between Impax Laboratories, Inc., as lender, and Tolmar, Inc., as borrower, as amended, restated, modified or supplemented from time to time.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(1) or Section 6.01(2) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(1) or Section 6.01(2), the Pro Forma Financial Statements.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of

(1)           the aggregate principal amount of all outstanding Revolving Loans other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit or to be applied in accordance with Section 2.02(2)(b), but not yet so applied,

(2)           the aggregate principal amount of all outstanding Swing Line Loans, and

(3)           the Letter of Credit Usage.

“Tower” has the meaning specified in the preliminary statements to this Agreement.

“tranche” has the meaning specified in Section 2.18(1).

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively,

(1)           the Acquisition,

(2)           the funding of the Loans on the Closing Date,

(3)           the consummation of any other transactions in connection with the foregoing,

(4)           the repayment and cancellation of the Existing Credit Agreement, and

(5)           the payment of the fees and expenses incurred in connection with any of the foregoing.

“TTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Borrower for the four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been delivered pursuant to Section 6.01(1) or (2) (or, in the case of a determination date that occurs prior to the first such delivery pursuant to such Sections, for the four consecutive fiscal quarters ended as of December 31, 2014).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Advances/Participations” means

(1)           with respect to the Administrative Agent, the aggregate amount, if any (a) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Sections 2.01(2)(b) and 2.02(2)(b) and (b) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender,

(2)           with respect to the Swing Line Lender, the aggregate amount, if any, of outstanding Swing Line Loans in respect of which any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to Section 2.03(3), and

(3)           with respect to the Issuing Bank, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Lender shall have failed to make amounts available to the Issuing Bank pursuant to Section 2.04(3).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) each Securitization Subsidiary and (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.13 or ceases to be a Subsidiary of the Borrower.

“U.S. Lender” has the meaning specified in Section 3.01(3)(a).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wells Fargo” means Wells Fargo Bank, National Association.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02   Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(1)        The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2)        (a) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(b)       References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(c)        The term “including” is by way of example and not limitation.

(d)       The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(e)        Exclusive effect will not be given to the word “or” unless the context specifically requires otherwise.

(3)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(4)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03    Accounting Terms; Payment Dates. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. For purposes of calculating any consolidated amounts necessary to determine compliance by any Person and, if applicable, its Restricted Subsidiaries with any ratio or other financial covenant in this Agreement, Unrestricted Subsidiaries shall be excluded. Unless the context indicates otherwise, any reference to a “fiscal year” or a “fiscal quarter” shall refer to a fiscal year ending December 31 or fiscal quarter ending March 31, June 30, September 30 or December 31 of the Borrower.

SECTION 1.04    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.07    Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

SECTION 1.08    Pro Forma Calculations; Limited Condition Acquisitions; Ratio Compliance.

(1)            Notwithstanding anything to the contrary herein, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clauses (2), (3) or (4) of this Section 1.08, when calculating the First Lien Net Leverage Ratio for purposes of Section 2.07(2)(a), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(2)            For purposes of calculating the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(3)            Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and, synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such cost savings and synergies, “Specified Transaction Adjustments”); provided, that

(a)       such Specified Transaction Adjustments are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of a Responsible Officer of the Borrower,

(b)       such actions are taken, committed to be taken or reasonably anticipated to be taken no later than eighteen (18) months after the date of such Specified Transaction,

(c)        no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period, and

(d)       the aggregate amount of cost savings and synergies added pursuant to this clause (d) for any such period after the Closing Date shall not exceed 15% of Consolidated Adjusted EBITDA for such Test Period (prior to giving effect to any such cost savings or synergies).

(4)            In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (a) during the applicable Test Period or (b) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(5)            Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio in connection with incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment, the designation of Subsidiary as restricted or unrestricted or the repayment of Indebtedness or (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, in each case of (a) and (b) in connection with a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), with such ratios and other provisions being calculated as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless a Specified Event of Default shall be continuing on the date such Limited Condition Acquisition is consummated. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA) or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded or breached solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions, unless on such date a Specified Event of Default shall be continuing. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or any Restricted Subsidiary (x) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness in connection with any Limited Condition Acquisition under a ratio-based basket and (y) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness in connection with such Limited Condition Acquisition under a non-ratio-based basket (which shall occur within five Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Acquisition.

SECTION 1.09     Currency Equivalents Generally.

(1)           For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Lien, Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Lien, Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(2)           For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency reasonably acceptable to the Borrower and the Administrative Agent (the “Spot Currency Exchange Rate”)) in effect on the Business Day immediately preceding the date of such transaction (subject to the following proviso) or determination and shall not be affected by subsequent fluctuations in exchange rates.

(3)           For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Spot Currency Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Spot Currency Exchange Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so refinanced does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Spot Currency Exchange Rate that is in effect on the date of such refinancing.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01     Term Loan.

(1)           Term Loan Commitment. Subject to the terms and conditions set forth herein (including Section 2.08 (2)(a)(i)), each Lender severally agrees to make to the Borrower a single Term Loan denominated in Dollars equal to such Lender’s Term Loan Commitment on the Closing Date. Amounts borrowed under this Section 2.01(1) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(2)           Borrowing Mechanics for Term Loans.

(a)           Each Borrowing of Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing. Subject to Section 4.01(1)(a), each such notice must be received by the Administrative Agent not later than 12:00 noon (New York City time) (i) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans; provided, that such notices may be conditioned on the occurrence of the Closing Date or, with respect to Incremental Term Loans, may be conditioned on the occurrence of any transaction utilizing such Incremental Term Loans.

(b)           Each notice by the Borrower pursuant to this Section 2.01(2) must be delivered to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Committed Loan Notice shall specify

  (i)       that the Borrower is requesting a Borrowing of Term Loans,

 (ii)       the requested date of the Borrowing (which shall be a Business Day),

(iii)       the Type of Term Loans to be borrowed, and

(iv)       if applicable, the duration of the Interest Period with respect thereto.

If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice, then the applicable Term Loans shall be made as Base Rate Loans. If the Borrower requests a Borrowing of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, for such Eurodollar Rate Loans, the Borrower will be deemed to have specified an Interest Period of one (1) month.

(c)          Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable tranche of Term Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Term Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time), on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d)          The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.02     Revolving Loans.

(1)           Revolving Loan Commitment. During the Revolving Commitment Period, subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to the Borrower from time to time on any Business Day in Dollars (“Revolving Loans”) in an aggregate principal amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.02(1) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(2)           Borrowing Mechanics for Revolving Loans.

(a)           Each Borrowing of Revolving Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing (each request for a Borrowing of a Swing Line Loan shall be made in accordance with Section 2.03). Subject to Section 4.01(1)(a), each such notice must be received by the Administrative Agent not later than 12:00 noon (New York City time) (i) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each notice by the Borrower pursuant to this Section 2.02(2)(a) must be delivered to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Each Borrowing of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify

  (i)       that the Borrower is requesting a Borrowing of Revolving Loans,

 (ii)       the requested date of the Borrowing (which shall be a Business Day),

(iii)       the principal amount of Revolving Loans to be borrowed,

(iv)       the Type of Revolving Loans to be borrowed, and

 (v)       if applicable, the duration of the Interest Period with respect thereto.

Each Swing Line Loan shall be a Base Rate Loan.

If the Borrower fails to specify a Type of Revolving Loan in a Committed Loan Notice, then the applicable Revolving Loans shall be made as Base Rate Loans. If the Borrower requests a Borrowing of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, for such Eurodollar Rate Loans, the Borrower will be deemed to have specified an Interest Period of one (1) month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Revolving Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time), on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           The failure of any Lender to make the Revolving Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03     Swing Line Loan.

(1)           Swing Line Loan. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, agrees to make Swing Line Loans to the Borrower from time to time on any Business Day during the Revolving Commitment Period, in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, that after giving effect to any Swing Line Loan,

(a)        the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments,

(b)        the Total Utilization of Revolving Commitments of any Revolving Lender, shall not exceed such Lender’s Revolving Commitment, and

(c)        the aggregate principal amount outstanding of all Swing Line Loans shall not exceed the Swing Line Sublimit;

provided, further, that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan by the Swing Line Lender, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation in such Swing Line Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of such Swing Line Loan.

(2)           Borrowing Mechanics for Swing Line Loans. Each Borrowing of a Swing Line Loan shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent. Each such notice shall be in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, and must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. (New York City time) on the date of the requested Borrowing of a Swing Line Loan, and such notice shall specify (a) the amount to be borrowed, which shall be in a minimum of $250,000 or a whole multiple of $50,000 in excess thereof, and (b) the date of such Borrowing of a Swing Line Loan (which shall be a Business Day). Promptly after receipt by the Swing Line Lender of such notice, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of the Required Revolving Lenders) prior to 2:00 p.m. (New York City time) on such requested borrowing date (i) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first sentence of Section 2.03(1) or (ii) that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, then, subject to the terms and conditions set forth herein, the Swing Line Lender shall make each Swing Line Loan available to the Borrower, by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender, not later than 3:00 p.m. (New York City time) on the requested date of such Swing Line Loan (which instructions may include standing payment instructions, which may be updated from time to time by the Borrower, provided, that unless the Swing Line Lender shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Swing Line Lender).

(3)           Refinancing of Swing Line Loans.

(a)           The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans made by the Swing Line Lender then outstanding (the “Refunded Swing Line Loans”). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance (including with respect to prior notice requirements) with the requirements of Section 2.02(2), without regard to the minimum and multiples specified therein, but subject to the aggregate unused Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of such Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(3)(b), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.

(b)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing in accordance with Section 2.03(3)(a), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(3)(a) shall be deemed payment in respect of such participation. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan funded pursuant to this clause (b), and thereafter payments in respect of such Swing Line Loan (to the extent of such funded participations) shall be made to the Administrative Agent for the benefit of the Revolving Lenders and not to the Swing Line Lender.

(c)           If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(3) by the time specified in Section 2.03(3)(a), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d)           Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(3) shall be absolute and unconditional and shall not be affected by any circumstance, including

  (i)        any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever,

 (ii)        the occurrence or continuance of a Default, or

(iii)        any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(3) is subject to the conditions set forth in Section 4.02; provided, further, that for the avoidance of doubt, the conditions set forth in Section 4.02 shall not apply to the purchase or funding of participations pursuant to this Section 2.03(3).

No such funding of participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(4)           Repayment of Participations.

(a)           At any time after any Revolving Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will promptly remit such Revolving Lender’s Pro Rata Share of such payment to the Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participation was funded) in like funds as received by the Swing Line Lender, and any such amounts received by the Administrative Agent will be remitted by the Administrative Agent to the Revolving Lenders that shall have funded their participations pursuant to Section 2.03(3)(b) to the extent of their interests therein.

(b)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its reasonable discretion), each Revolving Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the Federal Funds Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause (b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans made by the Swing Line Lender. Until each Revolving Lender funds its Revolving Loan that is a Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Lender’s Pro Rata Share of any Swing Line Loan made by the Swing Line Lender, interest in respect of such Lender’s share thereof shall be solely for the account of the Swing Line Lender.

(6)           Payments Directly to Swing Line Lender. Except as otherwise expressly provided herein, the Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.04     Letters of Credit.

(1)           Letter of Credit Commitment.

(a)           Subject to the terms and conditions set forth herein, (i) the Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (A) from time to time on any Business Day during the Revolving Commitment Period, to issue Letters of Credit for the account of the Borrower or a Restricted Subsidiary (provided, that any Letter of Credit issued for the benefit of any Restricted Subsidiary shall be issued for the account of the Borrower but such Letter of Credit shall indicate that it is being issued for the benefit of such Restricted Subsidiary) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 2.04(2) and (B) to honor drawings under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided, that the Issuing Bank shall not be obligated to make any Letter of Credit Extension if, as of the date of such Letter of Credit Extension; provided, further, that Barclays shall be under no obligation to issue trade or commercial Letters of Credit,

  (i)        the Total Utilization of Revolving Commitments would exceed the Revolving Commitments,

 (ii)        the Total Utilization of Revolving Commitments of any Revolving Lender, would exceed such Lender’s Revolving Commitment, or

(iii)        the Letter of Credit Usage would exceed the Letter of Credit Sublimit.

Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)           The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

  (i)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it (for which the Issuing Bank is not otherwise compensated hereunder);

 (ii)        the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(iii)        except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(iv)       such Letter of Credit is to be denominated in a currency other than Dollars;

 (v)        such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(vi)        any Revolving Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations pursuant to Section 2.19(1)(c) or the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.19(1)(c)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)           The Issuing Bank shall not be under any obligation to amend or extend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(d)           Each standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of issuance of such standby Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such Letter of Credit) and (ii) the Letter of Credit Expiration Date (unless arrangements reasonably satisfactory to the Issuing Bank have been entered into).

(2)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(a)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as the Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank

  (i)        the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

 (ii)        the amount thereof;

(iii)        the expiry date thereof;

(iv)        the name and address of the beneficiary thereof;

 (v)        the documents to be presented by such beneficiary in case of any drawing thereunder;

(vi)        the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(vii)      such other matters as the applicable Issuing Bank may reasonably request.

In the case of a request for an amendment of any outstanding Letter of Credit, the Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank

(A)      the Letter of Credit to be amended;

(B)      the proposed date of amendment thereof (which shall be a Business Day); and

(C)      the nature of the proposed amendment.

Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the Issuing Bank or the Administrative Agent may reasonably require.

(b)           Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the amount of such Letter of Credit.

(c)           If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its reasonable discretion, agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that any such Auto-Renewal Letter of Credit shall permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not (i) permit any such renewal if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (b) or (c) of Section 2.04(1) or otherwise) or (B) it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (ii) be obligated to permit such renewal if it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such renewal.

(d)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(3)           Drawings and Reimbursement; Funding of Participations.

(a)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and the Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If the Issuing Bank notifies the Borrower of any payment by the Issuing Bank under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower shall reimburse the Issuing Bank in an amount equal to the amount of such drawing; provided, that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower shall reimburse the Issuing Bank in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Borrower fails to so reimburse the Issuing Bank by such time, the Issuing Bank shall promptly notify the Administrative Agent of such failure and the Administrative Agent shall promptly thereafter notify each Revolving Lender of such payment date, the amount of the unreimbursed drawing (the “Reimbursement Obligations”) and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on such payment date in an amount equal to such Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.02(2)(a) for the principal amount of Base Rate Loans, but subject to the aggregate unused Revolving Commitments and the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this clause (a) shall be given in writing.

(b)           Each Revolving Lender (including each Revolving Lender acting as the Issuing Bank) shall upon any notice pursuant to Section 2.04(3)(a) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the relevant Reimbursement Obligation not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(3)(c), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank in accordance with the instructions provided to the Administrative Agent by the Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by the Issuing Bank, provided, that unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(c)           With respect to any Reimbursement Obligation that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Borrowing in the amount of the Reimbursement Obligation that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Revolving Loans that are Base Rate Loans. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.04(3)(a) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section.

(d)           Until each Revolving Lender funds its Revolving Loan or Letter of Credit Advance to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.

(e)           Each Revolving Lender’s obligations to make Revolving Loans or Letter of Credit Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(3), shall be absolute and unconditional and shall not be affected by any circumstance, including

  (i)        any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever;

 (ii)        the occurrence or continuance of a Default; or

(iii)        any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(3) is subject to the conditions set forth in Section 4.02. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under such Letter of Credit, together with interest as provided herein.

(f)            If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(3) by the time specified in Section 2.04(3)(b), then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

(4)           Repayment of Participations.

(a)           If, at any time after the Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its Letter of Credit Advance in respect of such payment in accordance with Section 2.04(3), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in like funds as received by the Administrative Agent.

(b)           If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.04(3)(a) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5)           Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)     any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(b)     the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)     any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(e)     any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(f)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Bank and its correspondents unless such notice is given as aforesaid.

(6)           Role of Issuing Bank. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Revolving Lender for

(a)       any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders;

(b)       any action taken or omitted in the absence of gross negligence or willful misconduct; or

(c)       the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.

The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable or responsible for any of the matters described in Section 2.04(5); provided, further, that notwithstanding anything in such section to the contrary, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by the Issuing Bank’s gross negligence or willful misconduct or the Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(7)           Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a standby Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such standby Letter of Credit.

(8)           Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms hereof shall control.

(9)           Reporting. Each day (or at such other intervals as the Administrative Agent and the Issuing Bank shall agree), the Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to the Issuing Bank during such month.

(10)         Cash Collateral Account. At any time and from time to time (a) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require the Borrower, to deliver to the Administrative Agent such amount of cash as is equal to 103% of the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), (b) if the Issuing Bank has honored any full or partial drawing under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (c) if, as of the Letter of Credit Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (a) through (c) above to be held by the Administrative Agent in a Cash Collateral Account. The Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Usage, and for application to the Borrower’s Letter of Credit Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Bank for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide Cash Collateral pursuant to this Section 2.04(10), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided, that after giving effect to such return

(i)            the sum of

(A)       the aggregate principal dollar amount of all Revolving Loans outstanding at such time,

(B)       the aggregate principal amount of all Swing Line Loans outstanding at such time, and

(C)       the aggregate Letter of Credit Usage at such time would not exceed the aggregate Revolving Commitments at such time, and

(ii)           no Event of Default shall have occurred and be continuing at such time.

If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(11)         Addition of an Issuing Bank. One or more Revolving Lenders (other than a Defaulting Lender) selected by the Borrower that agree to act in such capacity and reasonably acceptable to the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

SECTION 2.05     Conversion/Continuation.

(1)           Each conversion of Loans from one Type to another, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing. Each such notice must be received by the Administrative Agent (a) not later than 12:00 noon (New York City time) one (1) Business Day prior to the requested date of any conversion of Eurodollar Rate Loans to Base Rate Loans and (b) not later than 12:00 noon (New York City time) three (3) Business Days prior to the requested date of continuation of any Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans. Each notice by the Borrower pursuant to this Section 2.05(1) must be delivered to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion/Continuation Notice shall specify

  (i)        whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans,

 (ii)        the requested date of the conversion or continuation, as the case may be (which shall be a Business Day),

(iii)        the principal amount of Loans to be converted or continued,

(iv)        the Class of Loans to be converted or continued,

 (v)        the Type of Loans to which such existing Loans are to be converted, if applicable, and

(vi)        if applicable, the duration of the Interest Period with respect thereto.

If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a conversion to, or continuation of Eurodollar Rate Loans in any such Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(2)           Following receipt of a Conversion/Continuation Notice, the Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.05(1).

(3)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans. This Section shall not apply to Swing Line Loans, which may not be converted or continued.

SECTION 2.06     Availability. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the applicable Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.06 shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s applicable Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07     Prepayments.

(1)           Optional.

(a)           The Borrower may, upon notice to the Administrative Agent in the form of a Prepayment Notice, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty, subject to clause (iv) below; provided, that (i) such Prepayment Notice must be received by the Administrative Agent

(A)        not later than 12:00 noon (New York City time) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans,

(B)         not later than 12:00 noon (New York City time) one (1) Business Day prior to any date of prepayment of Base Rate Loans, and

(C)         not later than 12:00 noon (New York City time) on the date of prepayment of the Swing Line Loans;

 (ii)          any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding;

(iii)          any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(iv)          any prepayment of Term Loans made on the Closing Date made on or prior to the twelve month anniversary of the Closing Date shall be accompanied by the payment of the fee described in Section 2.11(7), if applicable.

Each such Prepayment Notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such Prepayment Notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such Prepayment Notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of Loans shall be subject to Section 2.07(3). Revolving Loans, Incremental Revolving Loans and Swing Line Loans (but not Term Loans, any Incremental Term Loans or any other Loans) prepaid pursuant to this Section 2.07(1) may be reborrowed, subject to the terms and conditions of this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.07(1)(a), if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(c)           Voluntary prepayments of Term Loans permitted hereunder shall be applied in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(d)           Notwithstanding anything in any Loan Document to the contrary, so long as (a) no Default or Event of Default has occurred and is continuing and (b) no proceeds of Revolving Loans or Swing Line Loans are used for this purpose, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or any of Subsidiary of the Borrower may purchase such outstanding Term Loans and immediately cancel them) on the following basis

(i)          The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.07(1)(d); provided, that the Borrower shall not initiate any action under this Section 2.07(1)(d) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(ii)          (1) Subject to the proviso to subsection (i) above, the Borrower may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided, that (I) any such offer shall be made available, at the sole discretion of the Borrower, to (x) each Lender or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)          Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(3)          If there is at least one Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided, that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iii)         (1) Subject to the proviso to subsection (i) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided, that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Lender or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offers pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)          The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)          If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided, that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iv)         (1) Subject to the proviso to subsection (i) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided, that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Lender or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offers pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)          The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)          Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.07(1)(d)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (iv) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided, that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(v)          In connection with any Discounted Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(vi)         If any Term Loan is prepaid in accordance with paragraphs (ii) through (iv) above, the Borrower shall prepay such Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro-rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.07(1)(d) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.07(1)(d), the Borrower shall make a representation to the Lenders that it does not possess Private-Side Information that has not been disclosed to Private Lenders and that may be material to the decision of a Lender to participate in such transaction.

(vii)       To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.07(1)(d), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)       Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.07(1)(d), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided, that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)         The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.07(1)(d) by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.07(1)(d) as well as activities of the Auction Agent.

 (x)         The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.07(1)(d) shall not constitute a Default or Event of Default under Section 9.01 or otherwise).

(2)           Mandatory.

(a)           Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(1) and the related Compliance Certificate has been delivered pursuant to Section 6.02(1) or, if earlier, on the date that is 120 days after the end of any fiscal year, the Borrower shall, subject to clause (2)(e) of this Section 2.07, prepay an aggregate principal amount of Term Loans equal to (i) 75% of Excess Cash Flow, if any, for the fiscal year ending December 31, 2015 and (ii) 75% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements commencing with the fiscal year ending December 31, 2016 minus the sum of

(A)        all voluntary prepayments of Term Loans during such fiscal year (including pursuant to Section 2.07(1)(a) and 2.07(1)(d)) and all voluntary prepayments of Credit Agreement Refinancing Indebtedness or Incremental Equivalent Debt, in each case to the extent secured on a pari passu basis with the Term Loans; provided, that any prepayment made at a discount to par shall only be included to the extent of the cash amount actually paid, and

(B)         all payments and prepayments of Revolving Loans pursuant to Section 2.07(1)(a) during such fiscal year, in each case to the extent accompanied by a corresponding permanent reduction in the Revolving Commitments, in the case of each of the preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Funded Debt;

provided, that commencing with the fiscal year ending on December 31, 2016, the ECF Percentage shall be (w) 50% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 1.75:1.00 and greater than 1.25:1.00, (x) 25% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 1.25:1.00 and greater than 0.75:1.00, and (z) 0% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 0.75:1.00.

For the avoidance of doubt, no prepayment will be required under this Section 2.07(2)(a) for the fiscal year ending December 31, 2014.

(b)          (i) If (A) the Borrower or any of the Restricted Subsidiaries Disposes of any property or assets pursuant to Section 7.05(1), (6), (10), (16) or (20) or (B) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (2)(f) of this Section 2.07, an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds realized or received; provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Pari Passu Lien Debt or Permitted Pari Passu Secured Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Pari Passu Lien Debt or Permitted Pari Passu Secured Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, further, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.07(2)(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that no prepayment shall be required pursuant to this Section 2.07(2)(b)(i) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.07(2)(b)(ii).

(ii)           With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.07(2)(b)(i)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest (directly, or through one or more of its Restricted Subsidiaries) all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Borrower and its Restricted Subsidiaries (A) within twelve (12) months following receipt of such Net Cash Proceeds or (B) if the Borrower or any of its Restricted Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt of such Net Cash Proceeds, no later than one hundred and eighty (180) days after the end of such twelve (12) month period; provided, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (e) and (f) of this Section 2.07(2), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower or such Restricted Subsidiary reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.07(2)(b).

(c)           If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (i) not expressly permitted to be incurred or issued pursuant to Section 7.03 or (ii) that constitutes Credit Agreement Refinancing Indebtedness, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds (in the case of clause (i)) and substantially concurrently with the incurrence of such Credit Agreement Refinancing Indebtedness (in the case of clause (ii)).

(d)           If at any time, the aggregate principal amount of Total Utilization of Revolving Commitments exceeds the Revolving Commitments at such time, the Borrower shall, in each case, forthwith, upon notification by the Administrative Agent, prepay the Swing Line Loans first and then the other Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Line Loans and the other Revolving Loans, the Borrowers shall Cash Collateralize the Letter of Credit Obligations in the manner set forth in Section 2.04(10) in an amount equal to 103% of such excess.

(e)           (i) Except as may otherwise be set forth in any Refinancing Amendment, Extension Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to Section 2.07(2)(a), (b) or (c) shall be applied ratably to each Class of Term Loans then outstanding (provided, that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt),

(ii)          with respect to each Class of Loans (other than Revolving Loans or Swing Line Loans), each prepayment pursuant to clauses (a) through (c) of this Section 2.07(2) shall be applied to remaining scheduled installments of principal thereof following the date of prepayment in direct order of maturity; and

(iii)         each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(f)           Notwithstanding any other provisions of this Section 2.07(2), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.07(2)(b) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow of a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.07(2) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.07(2) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation to the United States of any or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow of a Foreign Subsidiary would have material adverse tax consequences (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided, that in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.07(2) (or such Excess Cash Flow would have been required to be applied to prepayments pursuant to this Section 2.07(2)), (A) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments (in the case of Net Cash Proceeds) and to such prepayments (in the case of Excess Cash Flow) as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against it if such Net Cash Proceeds or Excess Cash Flow had been repatriated to the United States by such Foreign Subsidiary (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (B) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(g)           The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Loans pursuant to Section 2.07(2)(a), (b), (c), or (d) three (3) Business Days prior to the date on which such payment is due. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment on or before the date specified in Section 2.07(2)(a), (b), (c) or (d), as the case may be (each, a “Prepayment Date”). Once given, such notice shall be irrevocable (provided, that the Borrower may rescind any notice of prepayment under Section 2.07(2)(c) if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or been made in connection with a Disposition, which refinancing or Disposition shall not be consummated or shall otherwise be delayed) and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this Section 2.07(2)(g)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment, the Prepayment Date and of such Lender’s Pro Rata Share of the prepayment. Each Lender may elect (in its sole discretion) to decline all (but not less than all) of its Pro Rata Share of any mandatory prepayment (other than any mandatory prepayment with the proceeds of any Credit Agreement Refinancing Indebtedness or a mandatory prepayment pursuant to Section 2.07(2)(d)) by giving notice of such election in writing to the Administrative Agent by 11:00 a.m.(New York City time), on the date that is one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a notice of election declining receipt of its Pro Rata Share of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share of the total amount of such mandatory prepayment of Term Loans. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender shall be retained by the Borrower and the Restricted Subsidiaries or applied by the Borrower or any of the Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement.

(3)           Interest, Funding Losses, Etc. All prepayments under this Section 2.07 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

(4)           Application of Prepayment Amounts. In the event that the obligation of the Borrower to prepay the Loans shall arise pursuant to subsection (2) above, (a) first, the Borrower shall prepay the outstanding principal amount of the Term Loans in the amount of such prepayment obligation within the applicable time periods specified in subsection (2) above, with such prepayment to be applied in the manner set forth in Section 2.07(2)(e) above, (b) second, to the extent of any excess remaining after the prepayment as provided in clause (a) above, the Borrower shall prepay the outstanding principal amount of the Swing Line Loans, without a corresponding permanent reduction to the Revolving Commitments, (c) third, to the extent of any excess remaining after the prepayment as provided in clauses (a) and (b) above, the Borrower shall prepay the outstanding principal amount of the Revolving Loans, without a corresponding permanent reduction to the Revolving Commitments, and (d) fourth, to the extent of any excess remaining after application as provided in clauses (a), (b) and (c) above, the Borrower shall pay any outstanding Reimbursement Obligations, and thereafter the Borrower shall Cash Collateralize the Letter of Credit Usage to the extent required under Section 2.04(10). Each payment or prepayment pursuant to the provisions of this Section 2.07(4) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each, and shall be applied as among the Term Loans or the Revolving Loans, as the case may be, being prepaid, (i) first, to prepay all Base Rate Loans, and (ii) second, to the extent of any excess remaining after application as provided in clause (i) above, to prepay all Eurodollar Rate Loans (and as among Eurodollar Rate Loans, (A) first to prepay those Eurodollar Rate Loans, if any, having Interest Periods ending on the date of such prepayment, and (B) thereafter, to the extent of any excess remaining after application as provided in clause (A) above, to prepay any Eurodollar Rate Loans in the order of the expiration dates of the Interest Periods applicable thereto).

Notwithstanding any of the other provisions of this Section 2.07, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.07 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.07 in respect of any such Eurodollar Rate Loan, prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.07. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.07.

SECTION 2.08     Termination or Reduction of Commitments.

(1)           Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided, that (a) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $250,000 in excess thereof or, if less, the entire amount thereof and (c) the Borrower shall not terminate or reduce (i) the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.07, the Total Utilization of Revolving Commitments would exceed the total Revolving Commitments, (ii) the Letter of Credit Sublimit if, after giving effect thereto, the Letter of Credit Usage not fully Cash Collateralized hereunder at 103% of the maximum face amount of any then outstanding Letters of Credit would exceed the Letter of Credit Sublimit or (iii) the Swing Line Sublimit if, after giving effect to any concurrent prepayment of Swing Line Loans in accordance with Section 2.07, the Total Utilization of Revolving Commitments with respect to Swing Line Loans would exceed the Swing Line Sublimit. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(2)           Mandatory.

(a)           (i) The Term Loan Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Term Loans pursuant to Section 2.01 and (ii) the Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

(b)           If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.08, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(3)           Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Pro Rata Share of Commitments of such Class.

SECTION 2.09     Repayment of Loans.

(1)           The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (a) on the last Business Day of each fiscal quarter, commencing with the last Business Day of the first full fiscal quarter that begins after the Closing Date an aggregate principal amount equal to 1.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.07) and (b) on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date.

(2)           The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders the outstanding principal amount of the Revolving Loans on the Revolving Commitment Termination Date.

(3)           The Borrower shall repay to the Swing Line Lender (or, to the extent required by Section 2.03(3), to the Administrative Agent for the account of the Revolving Lenders) each Swing Line Loan made by the Swing Line Lender on the earlier to occur of (a) the date seven (7) Business Days after such Swing Line Loan is made and (b) the Maturity Date of the Revolving Loans, provided, that on each date that a Revolving Loan is made, the Borrower shall repay all Swing Line Loans then outstanding. At any time that there shall exist a Defaulting Lender that is a Revolving Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of the Swing Line Loans.

SECTION 2.10     Interest.

(1)           Subject to the provisions of Sections 2.10(2) and 2.10(3), (a) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate, (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, and (c) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(2)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(3)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(4)           Accrued and unpaid interest on the amount of all outstanding past due Obligations (including interest on past due interest) shall be due and payable upon demand.

(5)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding, under any Debtor Relief Law.

(6)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for any Eurodollar Rate Loans upon determination of such interest rate. The determination of the Adjusted Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(7)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided, that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension, the number of Interest Periods otherwise permitted by this Section 2.10(7) shall increase by three (3) Interest Periods for each applicable Class so established.

SECTION 2.11     Fees.

(1)           The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(2)           The Borrower agrees to pay to Lenders having Revolving Exposure:

(a)          commitment fees for the period from and including the Closing Date to and including the Revolving Commitment Termination Date equal to (i) the average of the daily difference between (A) the Revolving Commitments and (B) the sum of (x) the aggregate principal amount of all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Applicable Commitment Fee; and

(b)          subject to Section 2.19(1)(b), letter of credit fees with respect to all Letters of Credit (the “L/C Fee”) equal to (1) the Applicable Rate for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all Letters of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Notwithstanding anything herein to the contrary, while any Event of Default exists, all L/C Fees shall accrue at the applicable Default Rate.

All fees referred to in this Section 2.11(2) shall be paid to the Administrative Agent at the Administrative Agent’s Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(3)           The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(a)          a fronting fee equal to 0.125% per annum times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) (determined as of the close of business on any date of determination); and

(b)          such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be, which fees, costs and charges shall be payable to the Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

(4)           All fees referred to in Sections 2.11(2) and 2.11(3)(a) shall be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(5)           The Borrower agrees to pay:

(a)          on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the making of such Lender’s Revolving Commitment, a closing fee (the “Revolving Closing Fee”) in an amount equal to 0.50% of the amount of such Lender’s Revolving Commitment (including, without duplication, any Revolving Loans actually funded) on the Closing Date, which Revolving Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter;

(b)          on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee (the “Term Closing Fee”) in an amount equal to 1.00% of the amount of such Lender’s Term Loan made on the Closing Date, which Term Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter (such Term Closing Fee shall be netted against Term Loans (in the form of original issue discount); and

(c)          on the earlier of the Closing Date and the date the Commitment Letter is terminated (such earlier date, the “Ticking Fee Payment Date”) to each Lender party to this Agreement on the Ticking Fee Payment Date, as fee compensation for such Lender’s Term Loan Commitment, a ticking fee (the “Ticking Fee”) in an amount per annum equal to such Lender’s Term Loan Commitment multiplied by (i) from the period beginning on January 16, 2015 and ending on February 15, 2015, a rate per annum equal to one-half of the Applicable Rate in respect of Term Loans and (ii) from the period beginning on February 16, 2015 and ending on the Ticking Fee Payment Date, a rate per annum equal to the Adjusted Eurodollar Rate plus the Applicable Rate in respect of Term Loans, which Ticking Fee will be in all respects fully earned, due and payable on the Ticking Fee Payment Date and non-refundable and non-creditable thereafter.

(6)           The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times separately agreed upon as set forth in the Fee Letter.

(7)           At the time of the effectiveness of any Repricing Event that is consummated during the period commencing on or prior to the twelve month anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (a) in the case of a Repricing Event described in clause (1) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) in connection with such Repricing Event and (b) in the case of a Repricing Event described in clause (2) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

SECTION 2.12     Computation of Interest and Fees. All computations of interest for Base Rate Loans calculated by reference to the “prime rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(1), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13     Evidence of Indebtedness.

(1)           The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence the relevant Class of such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(2)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.13(1), and by each Lender in its account or accounts pursuant to Section 2.13(1), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.14     Payments Generally.

(1)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided, that the proceeds of any borrowing of Revolving Loans to finance the reimbursement of a drawn Letter of Credit as provided in Section 2.04(3) shall be remitted by the Administrative Agent to the Issuing Bank. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(2)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(3)           Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or the Issuing Bank, as applicable, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or the Issuing Bank. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or the Issuing Bank, as applicable, shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or the Issuing Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or the Issuing Bank, as applicable, to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(4)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(5)           The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.07 are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(6)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(7)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

(8)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(3), 2.04(3), 2.06, 2.15 or 10.07, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Line Lender or the Issuing Bank, as applicable, to satisfy such Lender’s obligations to the Administrative Agent, the Swing Line Lender and the Issuing Bank until all such unsatisfied obligations are fully paid or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (a) and (b) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.15     Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans of a particular Class made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (1) notify the Administrative Agent of such fact, and (2) purchase from the other Lenders such participations in the Loans made by them or such subparticipations in the participations in L/C obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each relevant Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time, (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder or (iii) any payment received by such Lender not in its capacity as a Lender. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.15 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.16     Incremental Borrowings.

(1)           Notice. At any time and from time to time, on one or more occasions, the Borrower may, by notice to the Administrative Agent, (a) increase the aggregate principal amount of any outstanding tranche of Term Loans or add one or more additional tranches of term loans under the Loan Documents (the “Incremental Term Facilities” and the term loans made thereunder, the “Incremental Term Loans”) or (b) increase the aggregate principal amount of Revolving Commitments (the “Incremental Revolving Facilities” and the revolving loans and other extensions of credit made thereunder, the “Incremental Revolving Loans”) (each such increase or tranche pursuant to clauses (a) and (b), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(2)           Ranking. Incremental Term Loans shall rank pari passu in right of payment with, and be secured on a pari passu basis with, the Initial Term Loans.

(3)           Size. The aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred (or commitments with respect thereto are provided), together with the aggregate principal amount of Incremental Equivalent Debt outstanding at such time, will not exceed an amount equal to (a) if the First Lien Net Leverage Ratio is less than or equal to 2.75:1.00, the Fixed Incremental Amount plus (b) the Ratio Amount (the sum of the Fixed Incremental Amount and the Ratio Amount, the “Incremental Amount”). Calculation of the Ratio Amount, if used, shall be made on a Pro Forma Basis and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such calculation in reasonable detail. Each Incremental Amendment executed in connection with an Incremental Facility shall identify whether all or any portion of such Incremental Facility is being incurred pursuant to clause (a) or (b) above; provided, that unless the Borrower elects otherwise, each Incremental Facility will be deemed to be incurred (i) first against the Ratio Amount to the extent permitted and (ii) thereafter against the Fixed Incremental Amount. For the avoidance of doubt, if the Borrower incurs indebtedness under an Incremental Facility under the Fixed Incremental Amount on the same date that it incurs indebtedness under the Ratio Amount, then (if applicable) the First Lien Net Leverage Ratio will be calculated with respect to such incurrence under the Ratio Amount without regard to any incurrence of indebtedness under the Fixed Incremental Amount. Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $20,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided, that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the limit set forth above.

(4)           Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Incremental Loan) or by any Additional Lender, in each case, on terms permitted by this Section 2.16.

(5)           Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Person providing such Incremental Facility and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16. An Incremental Amendment may (a) extend or add “call protection” to any existing tranche of Term Loans, including amendments to Section 2.11(7), and (b) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.09(1) (provided, that any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Amendment), in the case of each clause (a) and (b), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided, further, that such amendments are not materially adverse to the existing Term Loan Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. This Section 2.16 shall supersede any provisions in Section 2.15 or 11.01 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(6)           Conditions. The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions:

(a)          (i) no Default or Event of Default shall have occurred and be continuing on the date such Incremental Facilities are incurred or would exist immediately after giving effect thereto (subject to Section 1.08(5)) or (ii) in the case of Incremental Facilities incurred in connection with a Permitted Acquisition or another investment permitted hereunder, no Specified Event of Default shall have occurred and be continuing on the date such Incremental Facilities are incurred or would exist immediately after giving effect thereto (subject to Section 1.08(5)); and

(b)          the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facilities; provided, that in connection with any Incremental Facility being incurred in connection with a Limited Condition Acquisition, the condition set forth in this clause (b) shall only be required with respect to (i) the Specified Representations and (ii) the Acquisition Agreement Representations as applied to the target of a Permitted Investment (conformed as reasonably necessary for such Investment) and only to the extent that the failure of such Acquisition Agreement Representations would result in a failure of a condition precedent to the obligation of the Borrower or any Restricted Subsidiary to consummate such Investment.

(7)           Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each tranche of Incremental Term Loans will be as agreed between the Borrower and the Persons providing such Incremental Term Loans; provided, that:

(a)          the final maturity date of such Incremental Term Loans will be no earlier than the Latest Maturity Date of the Term Loans;

(b)          the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Term Loans;

(c)          such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of the Term Loans; and

(d)          any amendments to the operational and agency provisions of this Agreement shall be reasonably satisfactory to the Administrative Agent.

(8)           Pricing. The interest rate, fees, and original issue discount for any Incremental Term Loans will be as determined by the Borrower and the Persons providing such Incremental Term Loans; provided, that in the event that the All-In Yield applicable to any Incremental Term Loans exceeds the All-In Yield of any Term Loans incurred on the Closing Date by more than 50 basis points, then the interest rate margins for such Term Loans shall be increased to the extent necessary so that the All-In Yield of such Term Loans is equal to the All-In Yield of such Incremental Term Loans minus 50 basis points; provided, further, that any increase in All-In Yield of the Term Loans due to the increase in a Eurodollar Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in any Eurodollar Rate or Base Rate floor applicable to such Term Loans.

(9)           Adjustments to Revolving Loans. Upon each increase in the Revolving Commitments pursuant to this Section 2.16,

(a)          each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Facility Lender”), and each such Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Lender will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitments; and

(b)          if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 3.05.

The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.16(9).

SECTION 2.17     Refinancing Amendments.(1)     Refinancing Loans. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Loans then outstanding under this Agreement, in the form of Refinancing Loans or Refinancing Commitments in each case pursuant to a Refinancing Amendment.

(2)           Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Section 4.01 as may be requested by the providers of applicable Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans or Revolving Loans subject thereto as Refinancing Term Loans or Refinancing Revolving Loans, respectively).

(3)           Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17. This Section 2.17 supersedes any provisions in Section 11.01 to the contrary.

(4)           Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Loan) or by any Additional Lender on terms permitted by this Section 2.17.

SECTION 2.18     Extensions of Loans.

(1)           Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans or Commitments of a particular Class with a like Maturity Date, the Borrower may extend such Maturity Date and otherwise modify the terms of such Loans or Commitments pursuant to the terms set forth in an Extension Offer (each, an “Extension,” and each group of Loans or Commitments so extended, as well as any Loans of the same Class not so extended, each being a “tranche”). Each Extension Offer will specify the minimum amount of Loans or Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $10,000,000, or if less, (i) the aggregate principal amount of such Loans outstanding or (ii) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Extension Offers will be made on a pro rata basis to all Lenders holding Loans or Commitments of a particular Class with a like Maturity Date. If the aggregate outstanding principal amount of such Loans (calculated on the face amount thereof) or Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans or Commitments offered to be extended pursuant to such Extension Offer, then the Loans or Commitments of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. The terms of an Extension Offer shall be determined by the Borrower, and Extension Offers may contain one or more conditions to their effectiveness, including a condition that a minimum amount of Loans or Commitments of any or all applicable tranches be tendered.

(2)           Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) as may be necessary in order to establish new tranches in respect of Extended Loans and Extended Commitments and such amendments as permitted by clause (5) below as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches of Loans. This Section 2.18 shall supersede any provisions in Section 2.15 or 11.01 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(3)           Terms of Extension Offers and Extension Amendments. The terms of any Extended Loans and Extended Commitments will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided, that:

(a)          the final maturity date of such Extended Loans and Extended Commitments will be no earlier than the Latest Maturity Date applicable to the Loans or Commitments subject to such Extension Offer;

(b)          the Weighted Average Life to Maturity of any Extended Loans that are Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to such Extension Offer;

(c)          any Extended Loans that are Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans;

(d)          such Extended Loans and Extended Commitments are not secured by any assets or property that does not constitute Collateral;

(e)          such Extended Loans and Extended Commitments are not guaranteed by any Subsidiary of the Borrower other than a Guarantor; and

(f)           the covenants and events of default applicable to Extended Loans or Extended Commitments are either (i) substantially identical to or, taken as a whole, no more favorable to the Lenders providing such Extended Loans or Extended Commitments than those applicable to the Loans subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment or (ii) otherwise on customary market terms, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided, that this clause (f) will not apply:

(A)         to (1) terms addressed in the preceding clauses (a) through (f), (2) interest rate, fees, funding discounts and other pricing terms, (3) redemption, prepayment or other premiums, (3) optional prepayment terms, (4) redemption terms, and (5) covenants and events of default applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness; or

(B)          if an Extension Offer is made to all the Loans or Commitments of a particular Class and all such Loans or Commitments are accepted in such Extension Offer and amended pursuant to the applicable Extension Amendment.

Any Extended Loans will constitute a separate tranche of Term Loans or Revolving Loans from the Term Loans or Revolving Loans held by Lenders that did not accept the applicable Extension Offer.

(4)           Extension of Revolving Commitments. In the case of any Extension of Revolving Commitments or Revolving Loans, the following shall apply:

(a)          all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant Maturity Date;

(b)          the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swing Line Loan as between the Revolving Commitments of such new tranche and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Commitments has occurred;

(c)          no termination of extended Revolving Commitments and no repayment of extended Revolving Loans accompanied by a corresponding permanent reduction in extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of each other tranche of Revolving Loans and Revolving Commitments (or each other tranche of Revolving Commitments and Revolving Loans shall have otherwise been terminated and repaid in full);

(d)          the Maturity Date with respect to the Revolving Commitments may not be extended without the prior written consent of the Issuing Bank and the Swing Line Lender; and

(e)          at no time shall there be more than five (5) different tranches of Revolving Commitments.

If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the Maturity Date with respect to any tranche of Revolving Commitments while an extended tranche of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.

(5)     Required Consents. Subject to Section 2.18(4)(d), no consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or condition), the Borrower and the applicable Extending Lender. The transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18 will not apply to any of the transactions effected pursuant to this Section 2.18.

SECTION 2.19     Defaulting Lenders.

(1)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)         Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove of any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 11.01 unless otherwise agreed by the Borrower and the Administrative Agent.

(b)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) or the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19(4); fourth, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Cash Collateral Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) or the Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit or Swing Line Loans, as applicable, issued under this Agreement, in accordance with Section 2.19(4); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Agent, Lender, the Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(1)(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(1)(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)         Certain Fees.

(i)        No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(2) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided, that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(2)(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.04.

(ii)        With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (i) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)          Cash Collateral. If the reallocation described in clause (c) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (i) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (ii) second, Cash Collateralize Issuing Banks’ Fronting Exposure (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) in accordance with the procedures set forth in Section 2.04.

(2)           Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Sections 2.04 and 2.19(1)(d)) whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(3)           New Swing Line Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Bank shall not be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(4)           Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Issuing Bank (with a copy to the Administrative Agent) or the Swing Line Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure or the Swing Line Lenders’ Fronting Exposure, as the case may be, with respect to such Defaulting Lender (determined after giving effect to Sections 2.04 and 2.19(1)(d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)           Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit and Swing Line Loans, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Bank or the Lenders as herein provided (other than Liens permitted by Section 7.01), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit, Swing Line Loans or otherwise shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ or the Swing Line Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the Issuing Bank or the Swing Line Lender, as the case may be, that there exists excess Cash Collateral; provided, that subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the Issuing Banks or the Swing Line Lender, as the case may be, may agree that the Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(5)           Hedge Banks. So long as any Lender is a Defaulting Lender, such Lender shall not be a Hedge Bank with respect to any Secured Hedge Agreement entered into while such Lender was a Defaulting Lender.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01    Taxes.

(1)           Except as required by Law, any and all payments by or on account of any obligation of the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto (collectively, “Taxes”). If any Law requires the deduction or withholding of any Tax by a Withholding Agent from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i)  the applicable Withholding Agent shall make such deduction or withholding and shall pay the full amount deducted to the relevant taxing authority, (ii) within thirty (30) days after the date of payment by a Loan Party of any such Taxes pursuant to this Section 3.01(1) (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), such Loan Party shall furnish to the Administrative Agent the original or a facsimile copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Administrative Agent and (iii) to the extent such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including such deductions and withholdings applicable to the additional sums payable under this Section 3.01(1)), the applicable Lender (or, in the case of a payment received by an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(2)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in Section 3.01(3)) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(3)(a), (b)(i), (b)(ii), (b)(iii), (b)(iv), and (c), below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(3)           Without limiting the generality of the foregoing in Section 3.01(2):

(a)           Each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such U.S. Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two (2) original copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such U.S. Lender is not subject to U.S. federal backup withholding tax.

(b)           Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two (2) accurate, complete and original signed copies of whichever of the following is applicable:

  (i)       IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, any successor form) certifying that it is entitled to benefits under an income tax treaty to which the United States is a party;

 (ii)       IRS Form W-8ECI (or any successor form) certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States;

(iii)       if the Foreign Lender is claiming the benefits of the exemption for portfolio interest, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code (a “Non-Bank Certificate”), and (y) an IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, any successor form), certifying that the Foreign Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code;

(iv)       to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor form) of the Foreign Lender, accompanied by, as and to the extent applicable, IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, any successor form), IRS Form W-8ECI (or any successor form), a Non-Bank Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 (or any successor form), and any other required supporting information from each beneficial owner; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Non-Bank Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; or

 (v)       any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax on any payments to such Lender under any Loan Document.

(c)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 3.01(3), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(4)           The Administrative Agent shall, on or before the date on which it becomes a party hereto, deliver to the Borrower two (2) accurate, complete and original signed copies of (i) IRS Form W-9 or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code with respect to amounts received on account of any Lender, and IRS Form W-8ECI (with respect to amounts received on its own account).

(5)           The Borrower agrees to pay any and all present or future stamp, court or documentary taxes, and any other property, intangible, filing or mortgage recording taxes or charges or similar levies, imposed by any Governmental Authority which arise from any payment made under any Loan Document (including additions to tax, penalties and interest related thereto) or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any Excluded Taxes and any such amounts imposed in connection with an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(5) being hereinafter referred to as “Other Taxes”).

(6)           If any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) are directly asserted against any Agent or Lender, such Agent or Lender may pay such Indemnified Taxes and the Borrower will promptly indemnify and hold harmless such Agent or Lender for the full amount of such Indemnified Taxes and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments under this Section 3.01(6) shall be made within ten (10) days after the date Borrower receives written demand for payment from such Agent or Lender.

(7)           [Reserved].

(8)           If any Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund in respect of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 by the Borrower or any Guarantor, as the case may be (including by the payment of additional amounts pursuant to this Section 3.01), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrower or the applicable Guarantor, as the case may be, upon the request of such Agent or such Lender, shall repay the amount paid over to the Borrower or the applicable Guarantor, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (8), in no event will any Agent or any Lender be required to pay any amount to the Borrower any Guarantor pursuant to this paragraph (8) the payment of which would place such Agent or such Lender in a less favorable net after-tax position than the indemnified party would have been in if the Indemnified Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Indemnified Tax had never been paid. Such Agent or such Lender, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such Lender or such Agent may delete any information therein that such Lender or such Agent deems confidential or not relevant to such refund in its reasonable discretion). This subsection shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower, any Guarantor or any other Person.

(9)           The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(10)         For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes any Issuing Bank and any Swing Line Lender.

SECTION 3.02     Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03     Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurodollar Rate component of the Base Rate, the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04     Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(1)           Increased Costs Generally. If any Change in Law shall:

(a)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank or the Swing Line Lender;

(b)          subject any Lender or the Issuing Bank or the Swing Line Lender to any Tax with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender, Issuing Bank or Swing Line Lender, as applicable, in respect thereof (except, in each case, for (i) Indemnified Taxes and (ii) Excluded Taxes); or

(c)          impose on any Lender or the Issuing Bank or the Swing Line Lender or the London interbank market any other condition, cost or expense affecting this Agreement, any Letter of Credit, any participation in a Letter of Credit or Eurodollar Rate Loans made by such Lender or the Issuing Bank or such Swing Line Lender that is not otherwise accounted for in the definition of the Adjusted Eurodollar Rate or this section (1);

and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank or such Swing Line Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such other Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or any other amount) then, from time to time within ten (10) days after demand by such Lender or the Issuing Bank setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered. No Lender, Issuing Bank or Swing Line Lender shall request that the Borrower pay any additional amount pursuant to this Section 3.04(1) unless it shall concurrently make similar requests generally to other borrowers similarly situated and affected by such Change in Law and from whom such Lender, Issuing Bank or Swing Line Lender is entitled to seek similar amounts.

(2)           Capital Requirements. If any Lender or the Issuing Bank reasonably determines that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Issuing Bank or the Loans made by or Letters of Credit issued by it to a level below that which such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to liquidity or capital adequacy), then from time to time upon demand of such Lender or the Issuing Bank setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(3)            Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or their respective holding company, as the case may be, as specified in subsection (1) or (2) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(4)           Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05     Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost, liability or expense incurred by it as a result of:

(1)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(2)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(3)          any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06     Matters Applicable to All Requests for Compensation.

(1)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender in any material economic, legal or regulatory respect.

(2)           Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(3) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(3)           Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07     Replacement of Lenders Under Certain Circumstances. If (a) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is a Non-Consenting Lender, (d)(i) any Lender shall become and continue to be a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(2) within five (5) Business Days after the Borrower’s request that it cure such default or (e) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(1)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(2)(d);

(2)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(3)          such Lender being replaced pursuant to this Section 3.07 shall (a) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letters of Credit or Swing Line Loans, and (b) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided, that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(4)          the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(5)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(6)          in the case of any such assignment resulting from a Lender being a Non-Consenting Lender, the Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender being replaced was a Non-Consenting Lender; and

(7)          such assignment does not conflict with applicable Laws.

Notwithstanding anything to the contrary contained above, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.09.

In the event that (a) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (b) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (c) the Required Lenders, Required Revolving Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08     Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01    Conditions to Initial Borrowing. The obligation of each Lender to extend credit to the Borrower and of the Issuing Bank to issue Letters of Credit hereunder on the Closing Date is subject to the satisfaction prior to (or substantially simultaneously with) the consummation of the Acquisition, or due waiver in accordance with Section 11.01, of only each of the following conditions precedent:

(1)           The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in.pdf format unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Parties (as applicable):

(a)          a Committed Loan Notice, which may be delivered on or prior to the Closing Date;

(b)          executed counterparts of (i) this Agreement by the Borrower and (ii) the Guaranty by each Loan Party (other than the Borrower);

(c)          subject to the Certain Funds Provision, executed counterparts of the Perfection Certificate, the Security Agreement and the Intellectual Property Security Agreements by each Loan Party party thereto, together with (i) the certificates, if any, representing the Pledged Equity accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank and (ii) UCC financing statements in appropriate form for filing under the UCC in the offices specified in Section I.A to the Perfection Certificate;

(d)          certificates of good standing (to the extent applicable) from the secretary of state (or such other office) of the state of the jurisdiction of organization of each Loan Party; customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each such Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, and, in the case of the Borrower including a certificate by a Responsible Officer of the Borrower that the conditions specified in clause (3) and (5) below have been satisfied;

(e)          an opinion from (i) Latham & Watkins LLP, special counsel to the Loan Parties and (ii) LeClairRyan, special New Jersey counsel to the Loan Parties;

(f)           a solvency certificate from the chief financial officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;

(g)          customary insurance certificates and, to the extent received after Borrower’s commercially reasonable efforts to obtain the same, related endorsements, with respect to all material property and liability insurance required to be maintained pursuant to Section 6.07 and naming the Collateral Agent as lender loss payee and/or additional insured, as applicable, under each such insurance policy with respect to such insurance; and

(h)          copies of recent Lien and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties to the extent requested by the Lead Arrangers no less than 30 days prior to the Closing Date;

(2)           All fees and expenses required to be paid hereunder on the Closing Date, in the case of expenses and legal fees to the extent invoiced in reasonable detail at least two (2) Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower), shall have been paid in full in cash.

(3)           Confirmation from the Borrower that prior to or substantially simultaneously with the initial Borrowing on the Closing Date (a) the Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement and (b) the Closing Date Refinancing shall have been consummated.

(4)           The Lenders shall have received all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that in each case has been requested in writing by them at least five days prior to the Closing Date.

(5)           Since June 30, 2014, there have been no events, changes, circumstances, developments or occurrences which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to your obligation to consummate the Acquisition under the Acquisition Agreement

(6)          The Acquisition Agreement Representations and the Specified Representations shall be accurate in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date; provided, that to the extent that any Acquisition Agreement Representation specifically refers to an earlier date, it shall be true and correct in all material respects as of such earlier date; provided, further, that a failure of any Acquisition Agreement Representation to be true and correct shall not (a) result in a failure of the condition to the initial availability of the Facilities on the Closing Date or (b) result in a Default or Event of Default, unless, in each case, such failure results in a failure of a condition precedent to the Borrower’s obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement, or such failure gives the Borrower the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement.

(7)           The Administrative Agent shall have received the Quarterly Financial Statements, in each case, in the form and to the extent received by the Borrower pursuant to the terms of the Acquisition Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, (x) each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and (y) transactions occurring (or to occur) on the Closing Date in accordance with, and as expressly set forth in, the funds flow memorandum delivered to (and approved by) the Administrative Agent shall be deemed to occur and have occurred substantially simultaneously with the initial Borrowing

SECTION 4.02    Conditions to All Borrowings After the Closing Date. Except as set forth in Section 2.16(2) with respect to Incremental Loans, and subject to Section 1.08(5), the obligation of each Lender to honor a Committed Loan Notice, of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, and of the Swing Line Lender to make Swing Line Loans after the Closing Date, is subject to the following conditions precedent:

(1)          The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, renewal or extension of any Letter of Credit; provided, that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(2)          The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof and, if applicable, the Issuing Bank shall have received an Issuance Notice in accordance with the requirements hereof or the Swing Line Lender shall have received a Swing Line Loan Request in accordance with the requirements hereof; and

(3)          As of the date of such Borrowing or the date of any issuance, amendment, renewal or extension of any Letter of Credit, no Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Eurodollar Rate Loans) and each Issuance Notice submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Sections 4.02(1) and (3) has been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of a Letter of Credit.

ARTICLE V

Representations and Warranties

To induce the Lenders to make any Loan and the Issuing Bank to issue any Letter of Credit on the Closing Date, the Borrower represents and warrants to the Lenders, the Issuing Bank, the Administrative Agent and the Collateral Agent that on the Closing Date immediately prior to consummation of the Acquisition, the Acquisition Agreement Representations and the Specified Representations are true and correct in all material respects.

To induce the Lenders to make any Loan and the Issuing Bank to issue any Letter of Credit after the Closing Date, the Borrower represents and warrants to the Lenders, the Issuing Bank, the Administrative Agent and the Collateral Agent on and as of each other date as required by Section 2.16 or 4.02, as applicable, each of the following.

SECTION 5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Restricted Subsidiaries that is a Material Subsidiary:

(1)     is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction),

(2)     has all corporate or other organizational power and authority to (a) own its assets and carry on its business as currently conducted and (b) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(3)     is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification,

(4)     is in compliance with all applicable Laws, writs, injunctions and orders and

(5)     has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

(6)     except in each case referred to in clause (3), (4) or (5), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02   Authorization; No Contravention.

(1)          The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.

(2)          Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party nor the consummation of the Transactions will:

(a)        contravene the terms of any of its Organization Documents;

(b)        result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or

(c)        violate any applicable Law;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03   Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(1)        filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(2)        the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement or the Collateral Documents); and

(3)        those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04   Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05   Financial Statements; No Material Adverse Effect.

(1)          (a) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the combined financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in material accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statement, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)          The unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Company ended at least forty-five (45) days prior to the Closing Date for which financial statements are available, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its Subsidiaries as of September 30, 2014 and their estimated results of operations for the period covered thereby.

(2)          Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(3)          The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the seventh anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that (a) no forecasts are to be viewed as facts, (b) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (c) no assurance can be given that any particular forecasts will be realized and (d) actual results may differ and such differences may be material.

SECTION 5.06   Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07   Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08   Ownership of Property; Liens. Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09   Environmental Matters.

(1)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Borrower, each Guarantor and each of their respective Restricted Subsidiaries are in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (b) neither the Borrower, any Guarantor nor any of their respective Restricted Subsidiaries has received notice of or is subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability or is aware of any basis for any Environmental Liability.

(2)          Neither the Borrower, any Guarantor nor any of their respective Restricted Subsidiaries has used, released, treated, stored, transported or disposed of Hazardous Materials, at or from any currently or formerly owned or operated real estate or facility relating to its business, in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10   Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have timely filed all Tax returns and reports required to be filed, and have timely paid all Taxes (including in its capacity as withholding agent) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11   ERISA Compliance.

(1)          Except as set forth in Schedule 5.11(1) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(2)          (a) No ERISA Event has occurred or is reasonably expected to occur, (b) neither the Borrower nor any Guarantor nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (c) neither the Borrower nor any Guarantor nor any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (d) neither the Borrower nor any Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(2), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12   Subsidiaries. As of the Closing Date, all of the outstanding Equity Interests in the Borrower and its Restricted Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by the Borrower or any Guarantor in any of their respective Restricted Subsidiaries are owned free and clear of all Liens of any person except (1) those Liens created under the Collateral Documents and (2) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Borrower and each Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13   Margin Regulations; Investment Company Act.

(1)          As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or issuance of, or drawings under, any Letter of Credit will be used for any purpose that violates Regulation U.

(2)          Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14   Disclosure. None of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Guarantor to any Agent or any Lender on or prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

SECTION 5.15   Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries own or have a valid right to use, all the Intellectual Property necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any intellectual property rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16   Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17   USA PATRIOT Act, FCPA and OFAC.

(1)          Each of the Borrower and its Subsidiaries is in compliance with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or, to Borrower’s knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(2)          None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. State Department. The Borrower will not directly or, to its knowledge (after due inquiry), indirectly use the proceeds of the Loans or Letters of Credit or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person, or in any territory or country, currently subject to any U.S. sanctions administered by OFAC.

SECTION 5.18   Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority perfected Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the Borrower and the applicable Guarantors, respectively, in the Collateral described therein.

SECTION 5.19   Use of Proceeds. The Borrower will use the proceeds of (a) the Revolving Loans, and may request the issuance of Letters of Credit, solely for working capital and other general corporate purposes, including transactions that are not prohibited by the terms of this Agreement (including Permitted Investments) and for the purposes set forth in clause (b) below; and (b) the Term Loans made on the Closing Date to finance the Transactions.

SECTION 5.20   Health Care Laws and Permits.

(1)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Borrower and its Subsidiaries are in compliance with all applicable Health Care Laws.

(2)          Each of the Borrower and its subsidiaries holds and is operating in material compliance with all Permits, except where the failure to hold or operate in material compliance with such Permits would not result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any written notice of proceedings relating to, and to the knowledge of Borrower there are no facts or circumstances that could reasonably be expected to lead to, the revocation, suspension, termination or modification of any such certificate Permit, except where such revocation, suspension, termination or modification of any such Permit has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(3)          The Borrower and its Subsidiaries have not received any written notice or, to the knowledge of Borrower, other communication from any Governmental Authority, regarding any actual or alleged violation of, any applicable Health Care Law by Borrower or any of its Subsidiaries, except where such actual or alleged violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(4)          No Included Product is the subject of, or subject to (as applicable), any recall, market withdrawal or seizure, or any warning letter or other written communication from any Governmental Authority to the Borrower or any of its Subsidiaries requiring such action or asserting that an Included Product fails to comply with applicable law, except where such action, letter or communication has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower and its Subsidiaries have not received any written notice or written correspondence from any Governmental Authority requiring the termination or suspension of, or imposing a clinical hold on any such studies, tests or preclinical or clinical trials conducted by or on behalf of the Borrower and its Subsidiaries, which termination, suspension or clinical hold would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since March 9, 2013 neither Borrower nor any Subsidiary has received written notification from any Governmental Authority that an Included Product fails to comply with applicable Law, which failure could reasonably be expected to result in sanctions or adversely affect the Permits of the Borrower and its Subsidiaries’ facilities, except where such sanctions or adverse effect on the Permits have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE VI
Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower will, and will (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01      Financial Statements. Deliver to the Administrative Agent (for prompt further distribution by the Administrative Agent to each Lender) each of the following:

(1)           Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion will be prepared in accordance with generally accepted auditing standards and will not be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification or exception (other than with respect to (a) an upcoming maturity date within the next twelve months under the Facilities or (b) any potential inability to satisfy the financial covenant set forth in Section 8.01 on a future date or in a future period) or any qualification or exception as to the scope of such audit;

(2)           Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2015), a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (a) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (b) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth, in each case of clauses (a) and (b), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to year-end adjustments and the absence of footnotes;

(3)           Budgets. Within seventy-five (75) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), a consolidated budget for the following fiscal year on a quarterly basis, in form and substance consistent with the internal budget customarily prepared by management of the Borrower for its internal use and setting forth the material underlying assumptions upon which such consolidated budget was prepared (including any projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected operations or income and projected cash flow, in each case, to the extent prepared by management of the Borrower and included in such consolidated budget, which projected financial statements shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such projected financial statements);

(4)           Management’s Discussion and Analysis. Simultaneously with the delivery of the financial statements referred to in Sections 6.01(1) and 6.01(2) above, a management’s discussion and analysis describing results of operations of the Borrower in the form customarily prepared by management of the Borrower; and

(5)           Unrestricted Subsidiaries; Consolidating Financial Statements. Simultaneously with the delivery of the financial statements referred to in Sections 6.01(1) and 6.01(2) above, consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in Section 6.01 (1) and Section 6.01(2) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (i) the applicable financial statements of any direct or indirect parent of the Borrower that holds all of the Equity Interests of the Borrower or (ii) the Borrower’s or such entity’s form 10-K or 10-Q, as applicable, filed with the SEC; provided, that with respect to each of the foregoing clauses (i) and (ii),

(a)           to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand; and

(b)           to the extent such information is in lieu of information required to be provided under Section 6.01(1), such materials are accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion will be prepared in accordance with generally accepted auditing standards and will not be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification or exception (other than with respect to (i) an upcoming maturity date within the next twelve months under the Facilities and (ii) any potential inability to satisfy the financial covenant set forth in Section 8.01 on a future date or in a future period) or any qualification or exception as to the scope of such audit.

Financial statements required to be delivered pursuant to Section 6.01(1) or Section 6.01(2) will not be required to contain purchase accounting adjustments to the extent it is not practicable to include such adjustments in such financial statements.

SECTION 6.02     Certificates; Other Information. Deliver to the Administrative Agent (for prompt further distribution by the Administrative Agent to each Lender) each of the following:

(1)           Compliance Certificates. No later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(1) and 6.01(2), a duly completed Compliance Certificate; provided, that if such Compliance Certificate demonstrates a Financial Covenant Event of Default, the Borrower may deliver, prior to or together with such Compliance Certificate, a notice of an intent to cure (a “Notice of Intent to Cure”) pursuant to Section 8.02 to the extent permitted thereunder;

(2)           Collateral and Subsidiary Information. Together with the delivery of a Compliance Certificate with respect to the financial statements referred to in Section 6.01(1),

(a)         a report setting forth the information required by Sections 3.03(c) and 4.02(f) of the Security Agreement (or confirming that there has been no change in such information since the later of Closing Date and the date of the last such report); and

(b)        a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list.

(3)           SEC Filings, etc. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements that the Borrower or any Restricted Subsidiary files with the SEC, with any Governmental Authority that may be substituted therefor or with any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in each case, to the extent not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02; and

(4)           Other Information. Promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary that is a Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.

Documents required to be delivered pursuant to Section 6.01 or this Section 6.02 may be delivered electronically and if so delivered, will be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website addresses listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (A) upon written request by the Administrative Agent, the Borrower will deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower will notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender will be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent, the Joint Bookrunners or the Lead Arrangers will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower will be deemed to have authorized the Administrative Agent, the Joint Bookrunners, the Lead Arrangers and the Lenders to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 11.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public-Side Information”; and (iv) the Administrative Agent, the Joint Bookrunners and the Lead Arrangers will be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public-Side Information.”

Nothing in this Agreement or in any other Loan Document requires the Borrower to disclose information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements on the Borrower or one of its Subsidiaries not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv).

SECTION 6.03      Notice of Material Events. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent of:

(1)           Defaults and Events of Default. The occurrence of any Default or Event of Default; and

(2)           Material Events. To the extent any of the following has resulted, or would reasonably be expected to result, in a Material Adverse Effect:

(a)         any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority;

(b)        the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including any Environmental Claims or in respect of Health Care Laws or Intellectual Property, or

(c)         the occurrence of any ERISA Event.

Each notice pursuant to this Section 6.03 will be accompanied by a written statement of a Responsible Officer of the Borrower (i) that such notice is being delivered pursuant to Section 6.03(1) or Section 6.03(2) (as applicable), and (ii) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04      Payment of Material Taxes. Timely pay, discharge or otherwise satisfy, as the same become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05      Maintenance of Existence, Etc.

(1)           Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(2)           take all reasonable action to obtain, preserve, renew and keep in full force and effect those of its rights (including with respect to Intellectual Property), licenses, permits, privileges, and franchises, that are material to the conduct of its business;

in each case, except (a) to the extent (other than with respect to the preservation of the existence of the Borrower, except in a transaction permitted under Section 7.04 or Section 7.05) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) pursuant to any merger, dissolution, liquidation, consolidation, or Disposition permitted by Article VII.

SECTION 6.06      Maintenance of Material Properties. Maintain, preserve and protect all of its material property, including the Mortgaged Properties, and equipment used in the operation of its business in good working order, repair and condition, except (1) for ordinary wear and tear, (2) casualty or condemnation and (3) if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.07      Maintenance of Insurance.

(1)           Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(2)           Furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance carried by the Borrower and its Restricted Subsidiaries.

(3)           Each such policy of insurance will, as is appropriate and customary, (a) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or (b) in the case of each property and casualty insurance policy, contain a lender loss payable/mortgagee clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the lender loss payee/mortgagee thereunder; provided, that to the extent that the requirements of this Section 6.07(3) are not satisfied on the Closing Date after the Borrower’s commercially reasonable efforts to obtain the same, the Borrower may satisfy such requirements within ninety (90) days of the Closing Date (as extended by the Administrative Agent in its reasonable discretion).

(4)           If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.08      Compliance with Material Laws. Comply in all material respects with its Organization Documents and the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09      Books and Records. Maintain books of record and account, in which entries that are true and correct in all material respects will be made of all material financial transactions and material matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance will not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10      Inspection Rights. Permit representatives and independent contractors of the Administrative Agent, the Collateral Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial, and operating records, to make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that unless an Event of Default is continuing, (1) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and (2) the Administrative Agent will not exercise such rights more often than two (2) times during any calendar year and only one (1) such time will be at the Borrower’s expense; provided, further, that when an Event of Default is continuing, the Administrative Agent, the Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders will give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. None of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information, that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by Law, (c) is subject to attorney-client or similar privilege or constitutes attorney work product or (d) the disclosure of which is restricted by binding agreements not entered into primarily for purposes of qualifying for the exclusion in this clause (d).

SECTION 6.11      Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(1)           (i) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary or any Person becoming a wholly owned Material Domestic Subsidiary (that is a Restricted Subsidiary) or ceasing to be an Excluded Subsidiary, (ii) upon the acquisition of any material assets by the Borrower or any Guarantor and (iii) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(a)         within sixty (60) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion, cause such Material Domestic Subsidiary to duly execute and deliver to the Administrative Agent the Guaranty (or a joinder thereto in the form attached thereto or other form reasonably acceptable to the Administrative Agent), a supplement to the Perfection Certificate and other documentation the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Guaranty and the Collateral Documents and:

  (i)        within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.12(2)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Security Agreement Supplements, a counterpart signature page to the Intercompany Subordination Agreement, Intellectual Property Security Agreements and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (it being agreed that a form and substance consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date, shall be satisfactory), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;

 (ii)        (A) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Material Domestic Subsidiary that is the Borrower or a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, endorsed in blank to the Collateral Agent and (B) ensure that all Indebtedness owing from the Borrower or any of the wholly owned Restricted Subsidiaries to any Loan Party (or any Person required to become a Loan Party hereunder) will be subject to the Intercompany Subordination Agreement; and

(iii)        within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.12(2)) after such formation, acquisition or designation, take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of such applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take customary, or legally required, actions (including the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid first-priority perfected Liens (subject to Liens permitted under Section 7.01) required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(b)         within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.12(2)) after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(1) as the Administrative Agent may reasonably request;

provided, that actions relating to Liens on real property are governed by Section 6.11(2) and not this Section 6.11(1).

(2)           Material Real Property.

(a)           Notice.

(i)          Within sixty (60) days after the formation, acquisition or designation of a Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower will, or will cause such Material Domestic Subsidiary to, furnish to the Collateral Agent a description of any Material Real Property owned by such Material Domestic Subsidiary in reasonable detail.

(ii)         Within sixty (60) days after the acquisition of any Material Real Property by a Loan Party after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower will furnish to the Collateral Agent a description of such Material Real Property in reasonable detail.

(b)           Mortgages, etc. The Borrower will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to Material Real Property the subject of a notice delivered pursuant to Section 6.11(2)(a), within ninety (90) days of the formation, acquisition or designation of such Material Real Property (or such longer period as the Administrative Agent may agree in its sole discretion), together with:

  (i)        evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in a form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or are otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

 (ii)        fully paid Mortgage Policies or signed commitments in respect thereof together with such affidavits, certificates, and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title insurance company to issue the Mortgage Policies and endorsements contemplated above and evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage;

(iii)        customary opinions of local counsel for such Loan Party in the state in which such Material Real Property is located, with respect to the enforceability and perfection of the Mortgage and any related fixture filings and, where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, an opinion regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Administrative Agent;

(iv)       an ALTA survey or existing survey together with a no change affidavit of such Mortgaged Property, sufficient for the title insurance company to remove the standard survey exception and issue related endorsements and otherwise reasonably satisfactory to the Administrative Agent (if reasonably requested by the Administrative Agent); and

 (v)       a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance.

SECTION 6.12      Further Assurances. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document, and in each case at the expense of the Borrower, promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (1) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (2) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents and to satisfy the Collateral and Guarantee Requirement.

SECTION 6.13      Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that:

(1)           immediately before and after such designation (or re-designation), no Specified Event of Default will be continuing;

(2)           other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Securitization Subsidiary in connection with the establishment of a Qualified Securitization Financing, immediately after giving effect to such designation (or re-designation), the Total Net Leverage Ratio for the Test Period immediately preceding such designation (or re-designation) for which financial statements have been delivered pursuant to Section 6.01 is less than or equal to 3.25:1.00 (calculated on a Pro Forma Basis) and, as a condition precedent to the effectiveness of any such designation (or re-designation), the Borrower will deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test;

(3)           no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated;

(4)           no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Junior Financing or any other Indebtedness of any Loan Party; and

(5)           the Investment resulting from the designation of such Restricted Subsidiary as an Unrestricted Subsidiary is permitted by Section 7.02.

The designation of any Subsidiary as an Unrestricted Subsidiary will constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value (as determined by the Borrower in good faith) of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary will constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value (as determined by the Borrower in good faith) of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 6.14      Maintenance of Ratings. Use commercially reasonable efforts to maintain (1) a public corporate credit rating from S&P and a public corporate family rating from Moody’s (but not a specific rating), in each case in respect of the Borrower, and (2) a public rating in respect of each Facility from each of S&P and Moody’s (but not a specific rating).

SECTION 6.15      Use of Proceeds. Use the Proceeds of the Loans in the manner set forth in Section 5.19.

SECTION 6.16      Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.16 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

ARTICLE VII

Negative Covenants

So long as the Termination Conditions are not satisfied, the Borrower will not, nor will the Borrower permit any Restricted Subsidiary to:

SECTION 7.01      Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(1)           Liens created pursuant to any Loan Document;

(2)           Liens existing on the Closing Date and set forth on Schedule 7.01;

(3)           Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(4)           statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(5)           (a) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiaries;

(b)           Liens on cash securing obligations to insurance companies with respect to insurable liabilities incurred in the ordinary course of business; and

(c)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect to such insurance policies;

(6)           deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(7)           easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Collateral Agent in accordance with this Agreement;

(8)           ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(9)           any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(10)         deposits of cash with the owner or lessor of premises leased by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(11)         leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services) which do not (a) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(12)         any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by the Borrower or any of the Restricted Subsidiaries as lessee or licensee in the ordinary course of business;

(13)         Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 9.01(7);

(14)         Liens (a) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (b) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(15)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(16)         Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(17)         Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (b) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (c) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(18)         Liens that are customary contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(19)         Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriated proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(20)         Liens securing obligations in respect of Indebtedness permitted under Section 7.03(7); provided, that (a) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (b) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (c) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(21)         Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(9), 7.02(22), 7.02(23) or 7.02(24) to be applied against the purchase price for such Investment or (b) consisting of an agreement to Dispose of any property in a Disposition, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of creation of such Lien;

(22)         Liens existing on property at the time of (and not in contemplation of) its acquisition or existing on the property of any Person at the time such Person becomes (and not in contemplation of such Person becoming) a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the Closing Date; provided, that (a) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary) and (b) the Indebtedness secured thereby is permitted under Section 7.03(7) or (9);

(23)         Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with a letter of intent or purchase agreement;

(24)         Liens in favor of the Borrower or a Loan Party securing Indebtedness permitted under Section 7.03(6);

(25)         Liens under the Loan Documents securing Cash Management Obligations permitted under Section 7.03(14);

(26)         Liens under the Loan Documents securing any Secured Hedge Agreement;

(27)         Liens on assets of Non-Loan Parties securing Indebtedness of such Non-Loan Parties permitted by Section 7.03;

(28)         Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(29)         Liens in respect of the cash collateralization of letters of credit;

(30)         the modification, replacement, renewal or extension of any Lien permitted by clauses (2), (20) and (22) of this Section 7.01; provided, that (a) the Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(7) and (ii) proceeds and products thereof and (b) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(31)         Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided, that (a) any such Liens securing Permitted Pari Passu Secured Refinancing Debt will be subject to an Equal Priority Intercreditor Agreement and Junior Lien Intercreditor Agreement, if any and (b) any such Liens securing Permitted Junior Secured Refinancing Debt will be subject to a Junior Lien Intercreditor Agreement;

(32)         Liens on Collateral securing Indebtedness; provided, that (a) after giving Pro Forma Effect to the incurrence of such Indebtedness, (i) if such Indebtedness is secured on a pari passu basis with the Liens that secure the Loans (“Pari Passu Lien Debt”), the First Lien Net Leverage Ratio (calculated excluding the cash proceeds of such Indebtedness) measured as of the date of initial attachment of such lien will be no greater than 1.75 to 1:00 or (ii) if such Indebtedness is secured on a junior basis with the Liens that secure the Loans (“Junior Lien Debt”), the Total Net Leverage Ratio (calculated excluding the cash proceeds of such Indebtedness) measured as of the date of initial attachment of such lien will be no greater than 3.25:1.00 and (b) such Liens are in each case subject to an Equal Priority Intercreditor Agreement and/or Junior Lien Intercreditor Agreement, as applicable; and

(33)         Liens securing Indebtedness or other obligations in an aggregate principal amount as of the date of initial attachment of such Lien not to exceed the greater of (a) $25,000,000 and (b) 10% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination, in each case determined as of the date of initial attachment of such Lien.

For purposes of determining compliance with this Section 7.01, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant; provided, that all Liens created pursuant to the Loan Documents will be deemed to have been incurred on the Closing Date in reliance on the exception in clause (1) above and will not be permitted to be reclassified pursuant to this paragraph.

SECTION 7.02      Investments. Make or hold any Investments, except:

(1)           Investments held by the Borrower or any of the Restricted Subsidiaries in assets that are Cash Equivalents or were Cash Equivalents when made;

(2)           loans or advances to officers, directors and employees of the Borrower or any of the Restricted Subsidiaries,

(a)         for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes,

(b)         in connection with such Person’s purchase of Equity Interests of the Borrower; provided, that to the extent such loans or advances are made in cash, such cash is used to acquire such Equity Interests and directly or indirectly contributed to the Borrower, and

(c)         for any other purpose; provided, that the aggregate principal amount of such loans or advances at any time outstanding under clauses (b) and (c) shall not exceed $10,000,000;

(3)           Investments

(a)         by a Loan Party in a Loan Party,

(b)        by a Non-Loan Party in a Non-Loan Party that is a Restricted Subsidiary,

(c)         by a Non-Loan Party in a Loan Party, and

(d)         by a Loan Party in a Non-Loan Party that is a Restricted Subsidiary; provided, that (i) any such Investments made pursuant to this clause (d) in the form of intercompany loans shall be subject to the Intercompany Subordination Agreement, and (ii) the aggregate amount of Investments made pursuant to this clause (d) shall not exceed at any time outstanding the sum of (A) the greater of (1) $25,000,000 and (2) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination and (B) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Available Amount at such time;

(4)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from account debtors and other creditors or suppliers in the ordinary course of business;

(5)           Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions or Restricted Payments, permitted under Sections 7.01, 7.03 (other than Section 7.03(5)(b) and 7.03(6)), 7.04 (other than Section 7.04(3)(b)), 7.05 (other than Section 7.05(4)(b) or 7.05(5)) and 7.06 (other than Section 7.06(4));

(6)           Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date, in each case, set forth on Schedule 7.02 and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided, that the amount of any Investment permitted pursuant to this Section 7.02(6) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(7)           Investments in Hedge Agreements;

(8)           promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(9)           Investments made to effect the Transactions;

(10)         Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;

(11)         Investments

(a)         received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, the issuer of such Investment or an Affiliate thereof,

(b)         arising in the ordinary course of business upon the foreclosure with respect to any secured Investment,

(c)         in satisfaction of judgments against other Persons, and

(d)        as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons who are not Affiliates;

(12)         Investments entered into in connection with deferred compensation arrangements;

(13)         advances of payroll payments to employees in the ordinary course of business;

(14)         Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower or the net proceeds from the issuance thereof;

(15)         Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into or consolidated with the Borrower or a Restricted Subsidiary to the extent that, in each case, such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(16)         Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business (including in connection with Permitted Acquisitions);

(17)         (a) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (b) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(18)         Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 7.02(3)(b), 7.02(3)(d) or 7.02(24);

(19)         Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons made in the ordinary course of business;

(20)         Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21)         Investments made (a) in furtherance of drug co-development or co-marketing, payments for shared development costs, reimbursements for product development expenses, or other payments or Investments paid to a Person in the pharmaceutical industry with a view toward developing the Borrower’s business in the ordinary course of business and in a manner consistent with standard business practices and (b) in connection with the Tolmar Agreement; provided, that such loans, advances and/or Investments made pursuant to this clause (b) shall not exceed an aggregate principal amount of $15,000,000 at any one time outstanding;

(22)         Permitted Acquisitions;

(23)         Investments, if (a) no Default or Event of Default exists at such time of, or after giving effect to, such Investment and (b) the Total Net Leverage Ratio for the Test Period immediately preceding the incurrence of such Investment for which internal financial statements are available is less than or equal 1.25:1:00 (calculated on a Pro Forma Basis); and

(24)         Investments made pursuant to this clause (24) that do not exceed at any time outstanding the sum of (a) the greater of (i) $40,000,000 and (ii) 17.5% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination and (b) so long as no Event of Default shall have occurred and be continuing or would result from the making of any such Investment, the Available Amount at such time.

For purposes of determining compliance with this Section 7.02, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant.

SECTION 7.03      Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(1)           Indebtedness under the Loan Documents (including Incremental Loans and Extended Loans);

(2)           [Reserved];

(3)           Credit Agreement Refinancing Indebtedness, Incremental Equivalent Debt and, in each case, any Permitted Refinancing thereof;

(4)           (a) Indebtedness existing on the date hereof and set forth on Schedule 7.03 and any Permitted Refinancing thereof, (b) intercompany Indebtedness outstanding on the Closing Date; provided, that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement and (c) Indebtedness consisting of payments required under the Acquisition Agreement;

(5)           (a) Guarantees in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder; provided, that

(i)          no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted under this clause (5)(a) unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty,

(ii)         if the Indebtedness being Guaranteed is subordinated in right of payment to the Obligations, such Guarantee shall be subordinated in right of payment to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination terms with respect to such Indebtedness, and

(iii)        a Restricted Subsidiary that is not a Loan Party may not, by virtue of this clause (5)(a), Guarantee Indebtedness that such Restricted Subsidiary would not otherwise be permitted to incur under this Section 7.03, and

(b)          any Guarantee by the Borrower or any Guarantor of Indebtedness of a Restricted Subsidiary that would have been a Permitted Investment in such Restricted Subsidiary;

(6)           Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting a Permitted Investment; provided, that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(7)           (a) Attributable Indebtedness relating to any transaction,

(b)           other Indebtedness (including Capitalized Leases) of the Borrower and the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets, so long as such Indebtedness is incurred concurrently with, or within two hundred and seventy (270) days after, the applicable acquisition, construction, repair, replacement or improvement; provided, that the aggregate principal amount of such Indebtedness at any one time outstanding incurred pursuant to the preceding clause (a) and this clause (b) shall not exceed the greater of (i) $30,000,000 and (ii) 15% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, in each case determined at the time of incurrence, and

(c)           any Permitted Refinancing of Indebtedness incurred pursuant to the preceding clauses (a) and (b);

(8)           Indebtedness in respect of (a) Obligations under Secured Hedge Agreements and (b) Hedge Agreements designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks, in each case of clauses (a) and (b), incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(9)           Indebtedness

(a)         of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Investment, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and was not incurred in contemplation of such Person becoming a Restricted Subsidiary, that is non-recourse to (and is not assumed by any of) the Borrower or any Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Closing Date) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01(22), and in each case, any Permitted Refinancing of any Indebtedness under this Section 7.03,

(b)         of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition if the amount of debt assumed by Restricted Subsidiaries that are not Guarantors pursuant to this clause (b), when aggregated with the amount of Indebtedness assumed by Restricted Subsidiaries that are not Guarantors pursuant to clause (c) below does not exceed the greater of (i) $30,000,000 and (ii) 15% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis in each case determined at the time of incurrence, and

(c)         any Permitted Refinancing of Indebtedness described in the foregoing clauses (a) through (b);

(10)         Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Investment or Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(11)         Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(12)         Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower;

(13)         Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transactions or any Permitted Investment;

(14)         (a) Obligations in respect of Cash Management Obligations and (b) other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements, in each case of clauses (a) and (b), in the ordinary course of business;

(15)         Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(16)         Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(17)         obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(18)         (a) Indebtedness in respect of letters of credit issued for the account of the Borrower or any Restricted Subsidiary so long as (i) such Indebtedness is unsecured and (ii) the aggregate face amount of such letters of credit does not exceed $10,000,000 at any time and (b) Indebtedness in respect of letters of credit that are fully cash collateralized;

(19)         Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of the Restricted Subsidiaries;

(20)         Indebtedness incurred by a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (20) and then outstanding, does not exceed the greater of (a) $25,000,000 and (b) 10% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis, in each case determined at the time of incurrence;

(21)         Contribution Debt;

(22)         Permitted Ratio Debt and any Permitted Refinancing thereof;

(23)         Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $35,000,000 and (b) 15% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis, in each case determined at the time of incurrence;

(24)         Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (24) and then outstanding, does not exceed the greater of (a) $15,000,000 and (b) 7.5% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis, in each case determined at the time of incurrence; and

(25)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (24) above.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided, that all Indebtedness created pursuant to the Loan Documents will be deemed to have been incurred in reliance on the exception in clause (1) above and shall not be permitted to be reclassified pursuant to this paragraph.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

The accrual of interest and the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

SECTION 7.04   Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(1)           any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided, that

(a)         the Borrower shall be the continuing or surviving Person, and

(b)        such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia,

(2)           (a) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party,

(b)          any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Loan Party,

(c)           any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted, and

(d)           any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

provided, in the case of the preceding clauses (b) through (d), that (i) no Event of Default shall result therefrom and (ii) the surviving Person (or, with respect to the preceding clause (d), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor) shall be a Loan Party;

(3)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided, that if the transferor in such a transaction is a Loan Party, then (a) the transferee must be a Loan Party or (b) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(5));

(4)           so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided, that (a) the Borrower shall be the continuing or surviving corporation or (b) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”),

(i)          the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(ii)         the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(iii)        each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement,

(iv)       each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement,

(v)        if requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and

(vi)        the Borrower will deliver to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement, and, with respect to such opinion of counsel only, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(5)           [Reserved];

(6)           so long as no Default exists or would result therefrom (in the case of a merger or consolidation involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(5)); provided, that the continuing or surviving Person shall be (a) the Borrower or (b) a Restricted Subsidiary (provided, that if such Restricted Subsidiary is a Loan Party, then the continuing or surviving Person shall also be a Loan Party), in each case, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11;

(7)           the Acquisition may be consummated; and

(8)           so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(5)).

SECTION 7.05   Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(1)           Dispositions of obsolete, damaged, worn out, used or surplus property (including for purposes of recycling), whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(2)           Dispositions of inventory and goods held for sale in the ordinary course of business;

(3)           Dispositions of property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(4)           Dispositions of property to the Borrower or a Restricted Subsidiary; provided, that if the transferor of such property is a Loan Party (a) the transferee thereof must be a Loan Party or (b) to the extent constituting an Investment, such Investment must be a Permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(5));

(5)           Dispositions permitted by Sections 7.02 (other than Section 7.02(5)), 7.04 (other than Section 7.04(7)) and 7.06 (other than Section 7.06(4)) and Liens permitted by Section 7.01 (other than Section 7.01(21)(b));

(6)           Dispositions of property pursuant to sale leaseback transactions; provided, that

(a)         no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), and

(b)        the applicable Net Cash Proceeds thereof are applied in accordance with Section 2.07(2)(b);

(7)           Dispositions of Cash Equivalents; provided, that such Disposition shall be for no less than fair market value at the time of such Disposition as determined by the Borrower in good faith;

(8)     leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith;

(9)     transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(10)     Dispositions not otherwise permitted under this Section 7.05; provided, that

(a)        at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default exists or would result from such Disposition,

(b)        with respect to any Disposition pursuant to this clause (10) for a purchase price in excess of $10,000,000, the Borrower and its Restricted Subsidiaries shall receive not less than 75% of the consideration for such Disposition in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (b) each of the following shall be deemed to be cash:

  (i)        any liabilities of the Borrower or its Restricted Subsidiaries (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

 (ii)        any securities received by the Borrower or its Restricted Subsidiaries from such transferee that are converted by such Borrower or its Restricted Subsidiaries into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, and

(iii)        any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of (A) $10,000,000 and (B) 5.0% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being as determined by the Borrower in good faith and measured at the time received and without giving effect to subsequent changes in value, and

(c)        such Disposition shall be for no less than fair market value at the time of such Disposition as determined by the Borrower in good faith;

(11)         Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(12)         Dispositions or discounts of accounts receivable in connection with the collection or compromise thereof;

(13)         any issuance or sale of Equity Interests in, or sale of Indebtedness owing to or other securities of, an Unrestricted Subsidiary;

(14)         to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries that is not in contravention of Section 7.07; provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(15)         the unwinding of any Hedge Agreement;

(16)         Dispositions of assets in connection with the closing or sale of a facility, including Dispositions of inventory, fee or leasehold interests in the premises of such facility, equipment and fixtures located at such premises, and the books and records relating to the operations of such facility; provided, that as to each and all such sales and closings, (a) no Event of Default shall be continuing and (b) such Dispositions shall be for no less than fair market value at the time of such Disposition as determined by the Borrower in good faith;

(17)         Disposition of Securitization Assets to a Securitization Subsidiary; provided, that such Disposition shall be for no less than fair market value at the time of such Disposition as determined by the Borrower in good faith;

(18)         the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights; or the lease, sublease, license or sublicense outside the United States or the discontinuance of the use or maintenance, in each case, of any Intellectual Property, if the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that it would not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(19)         Dispositions of any property or assets with a fair market value at the time of such Disposition (as determined by the Borrower in good faith) not to exceed $2,500,000 with respect to any transaction or series of related transactions or $10,000,000 in the aggregate for all such transactions in any fiscal year;

(20)         any Disposition of assets acquired in a Permitted Investment that the Borrower determines in good faith will not be used or useful in the business of the Borrower and its Restricted Subsidiaries;

(21)         Dispositions of certain pipeline assets required by regulatory authorities in connection with the Acquisition; provided, that the fair market value of the assets at the time of such Disposition (as determined by the Borrower in good faith) shall not exceed $40,000,000 in the aggregate;

(22)         any Disposition(s) in connection with licensing of intellectual property to any Non-Loan Party Restricted Subsidiary or Non-Loan Party Restricted Subsidiaries in connection with bona fide tax planning purposes as determined in good faith by the Borrower; provided, that the Collateral and the Secured Parties are not materially prejudiced by such Disposition(s); and

(23)         Dispositions, including leases, subleases, licenses or sublicenses, of Products in Development in jurisdictions outside the United States; provided, that (a) such disposition does not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (b) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition, in each case as determined by the Borrower in good faith.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested of the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06       Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(1)           (a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to any other Restricted Subsidiary, and (b) a non-wholly owned Restricted Subsidiary may make Restricted Payments to the owners of any class or series of Equity Interests of such Restricted Subsidiary ratably according to their relative ownership interests of such class or series;

(2)           the Borrower and each of the Restricted Subsidiaries may make Restricted Payments payable solely in the form of Equity Interests of such Person (other than Disqualified Equity Interests not otherwise permitted to be incurred under Section 7.03);

(3)           Restricted Payments made on the Closing Date to consummate the Transactions;

(4)           to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(5)), 7.04 or 7.08 (other than Section 7.08(10));

(5)           the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of its Equity Interests held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any stock subscription, shareholder or partnership agreement) with any employee, director, consultant or distributor of the Borrower or any of its Subsidiaries in an aggregate amount after the Closing Date not to exceed $10,000,000 in any calendar year with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided, that such amount in any calendar year may be increased by

(a)        an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Closing Date,

(b)        to the extent contributed in cash to the common equity of the Borrower and theretofore Not Otherwise Applied utilized to make a Restricted Payment under this clause (5), the proceeds from the sale of Equity Interests of the Borrower, in each case to employees, directors, consultants or distributor of the Borrower or its Subsidiaries that occurs after the Closing Date, and

(c)        the amount of any cash bonuses or other compensation otherwise payable to any future, present or former director, employee, consultant or distributor of the Borrower, a direct or indirect parent thereof, or its Subsidiaries that are foregone in return for the receipt of Equity Interests of the Borrower or any Restricted Subsidiary;

(6)           [Reserved];

(7)           the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(8)           [Reserved];

(9)           the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (a) such payment would have complied with the provisions of this Agreement and (b) no Event of Default occurred and was continuing;

(10)         repurchases of Equity Interests (a) deemed to occur on the exercise of options, warrants or similar rights by the delivery of Equity Interests in satisfaction of the exercise price of such options, warrants or similar rights or (b) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(11)         Restricted Payments in an aggregate amount not to exceed the sum of,

(a)        the greater of (i) $15,000,000 and (ii) 7.5% of TTM Consolidated Adjusted EBITDA of the Borrower as of the applicable date of determination, and

(b)        the Available Amount at such time, if the Total Net Leverage Ratio (after giving Pro Forma Effect to the making of such Restricted Payment and the use of proceeds thereof) would be no greater than 2.00:1.00;

provided, that no Default or Event of Default is continuing at the time such Restricted Payment is made or would result therefrom; and

(12)         Restricted Payments if the Total Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) would be less than or equal 1.25:1.00;

provided, that no Default or Event of Default is continuing at the time such Restricted Payment is made or would result therefrom.

The amount set forth in Section 7.06(11)(a) (without duplication) may, in lieu of Restricted Payments, be utilized by the Borrower or any Restricted Subsidiary to (a) make or hold any Investments without regards to Section 7.02 or (b) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing.

SECTION 7.07      Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business or any other activities that are not reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date.

SECTION 7.08      Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(1)           transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2)           transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(3)           the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions on or about the Closing Date to the extent disclosed in writing to the Administrative Agent prior to the Closing Date;

(4)           the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Affiliate of the Borrower (including any Person that becomes an Affiliate as a result of such issuance or transfer) or any former, current or future officer, director, manager, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower;

(5)           [Reserved];

(6)           employment and severance arrangements and confidentiality agreements between the Borrower, the Restricted Subsidiaries, and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option, profits interest and other equity plans and employee benefit plans and arrangements;

(7)           the non-exclusive licensing of trademarks, copyrights or other Intellectual Property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates and Subsidiaries of the Borrower;

(8)           the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(9)           any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(10)         Restricted Payments permitted under Section 7.06 and Investments permitted under Sections 7.02(2), (3), (5), (6), (9), (13), (14), (17), and (18);

(11)         [Reserved];

(12)         transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(2);

(13)         any transaction or series of related transactions with consideration valued at less than $1,000,000 (as determined in good faith by the Borrower);

(14)         [Reserved];

(15)         payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such Joint Venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02;

(16)         any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing; and

(17)         transactions approved by Impax’s board of directors so long as at least 75% of such board of directors consists of independent parties.

SECTION 7.09      Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of,

(1)           any Restricted Subsidiary to make Restricted Payments to, or to make or repay loans or advances to, any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or

(2)           any Loan Party to create, incur, assume or suffer to exist Liens on its property securing the Obligations under the Loan Documents;

provided, that the foregoing clauses (1) and (2) shall not apply to Contractual Obligations that:

(a)           (i) exist on the Closing Date and are listed on Schedule 7.09 and (ii) to the extent Contractual Obligations permitted by clause (i) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(b)           (i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or (ii) acquired in connection with a Permitted Investment, so long as, in each case, such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or the consummation of such Permitted Investment;

(c)           represent Indebtedness of a Restricted Subsidiary that is not a Loan Party;

(d)           are customary restrictions that arise in connection with (i) any Lien permitted by Section 7.01(1), (5)(b), (16), (17), (18)(a), (18)(b), (21), (22), (23), (24), (25), (26), (27), (29), (30) or (31) and relate to the property subject to such Lien or (ii) any Disposition pending consummation of such Disposition solely with respect to the assets (including Equity Interests) subject to such Disposition;

(e)           are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures and applicable solely to such Joint Venture entered into in the ordinary course of business;

(f)           are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03, but only to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof;

(g)           are customary restrictions on leases, subleases, licenses or asset sale agreements so long as such restrictions relate to the assets subject thereto;

(h)           comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(3), (7), (9), (15)(a), or (20) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(i)            are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(j)            are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(k)           are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(l)            arise in connection with cash or other deposits permitted under Section 7.01;

(m)          comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(n)          apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary; or

(o)           customary restrictions contained in Indebtedness permitted to be incurred pursuant to Section 7.03, so long as no Restricted Subsidiary of the Borrower is restricted from (i) paying dividends or distributions to, or from repaying loans or transferring assets to, the Borrower and (ii) Guaranteeing the Obligations of a Loan Party or from creating, incurring, assuming or suffering to exist Liens on property of such Restricted Subsidiary for the benefit of the Lenders and the Obligations under the Loan Documents.

SECTION 7.10      Changes in Fiscal Year. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.11      Prepayments, Etc. of Indebtedness; Amendments to Certain Documents.

(1)           (a) make any payment in violation of any subordination terms of any Junior Financing Documentation; or

(b)           Prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing, it being understood that each of the following shall be permitted:

  (i)          payments of regularly scheduled principal and interest (including default interest) with respect to Junior Financing;

 (ii)          customary closing fees related to Junior Financing;

(iii)          [Reserved];

(iv)          indemnity and expense reimbursement payments with respect to such Junior Financing;

 (v)          mandatory prepayments, mandatory redemptions and mandatory purchases, in each case, pursuant to the terms governing any Junior Financing (or any Permitted Refinancing thereof) as in effect on the date of incurrence or issuance of such Junior Financing (or such Permitted Refinancing));

(vi)          the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, to the extent not required to prepay or Cash Collateralize any Loans or Obligations pursuant to Section 2.07(2) or to be utilized for any other purpose hereunder;

(vii)         the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(viii)        the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or a Restricted Subsidiary;

 (ix)          the prepayment or refinancing of any Junior Financing with the proceeds of any other Junior Financing to the extent such proceeds are not required to be applied to prepay or Cash Collateralize any Loans or Obligations pursuant to Section 2.07(2);

 (x)          prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount for all such prepayments, redemptions, purchases, defeasances and other payments not to exceed the sum of,

(A)         the greater of (I) $30,000,000 and (II) 15% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, and

(B)          the Available Amount at such time;

provided, that no Default or Event of Default is continuing at the time such payment is made or would result therefrom; and

(xi)          prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity if the Total Net Leverage Ratio (after giving Pro Forma Effect to such payments) for the Test Period immediately preceding the incurrence of such payments shall be less than or equal to 1.25:1:00; provided, that no Default or Event of Default is continuing at the time such payments are made or would result therefrom.

(2)           other than in connection with a Permitted Refinancing, amend, modify or change any Junior Financing Documentation in respect of Junior Financing having an aggregate outstanding principal amount equal to or greater than the Threshold Amount, in each case, except (a) as would not be materially adverse to the interests of the Lenders as determined in good faith by the Borrower) or (b) with the consent of the Administrative Agent.

(3)           Amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in each case, in any manner materially adverse to the interests of the Lenders (as determined in good faith by the Borrower).

Anything in this Agreement or any other Loan Document to the contrary notwithstanding, compliance with a covenant in this Article VII need not be permitted solely by reference to a basket or exception based on a financial ratio or a fixed dollar amount, but may be permitted in part by one such provision and in part on another, in the Borrower’s discretion. Unless the Borrower elects otherwise, compliance shall be deemed to be first pursuant to a basket or exception based on a financial ratio prior to being applied to a basket or exception based on a fixed dollar amount.

ARTICLE VIII

Financial Covenant

So long as the Termination Conditions have not been satisfied, the Borrower and each of the Restricted Subsidiaries covenant and agree that:

SECTION 8.01       Total Net Leverage Ratio. Commencing with the Test Period ending on the last day of the first full fiscal quarter that begins after the Closing Date, the Borrower will not permit the Total Net Leverage Ratio on the last day of each Test Period to be greater than 3.50:1.00.

SECTION 8.02       Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Total Net Leverage Ratio is greater than the amount set forth in Section 8.01 on the last day of any applicable Test Period, any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to the Administrative Agent) made to the Borrower after the last day of such Test Period and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such Test Period (such date, the “Cure Expiration Date”) will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenant set forth in Section 8.01 at the end of such Test Period and any subsequent period that includes a fiscal quarter in such Test Period (any such equity contribution, a “Specified Equity Contribution”); provided, that:

(1)           no Lender shall be required to make any extension of credit during the ten (10) Business Day period referred to above if the Borrower has not received the proceeds of such Specified Equity Contribution;

(2)           the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there will be a period of at least two (2) consecutive fiscal quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made;

(3)           no more than five (5) Specified Equity Contributions will be made in the aggregate;

(4)           the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Borrower to be in compliance with Section 8.01;

(5)           all proceeds of Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining basket levels, pricing (including the Applicable Rate and the Applicable Commitment Fee) and other items governed by reference to Consolidated Adjusted EBITDA, and for purposes of the Restricted Payments covenant in Section 7.06 and the other negative covenants); and

(6)           there shall be no reduction in Indebtedness (whether on a pro forma basis or otherwise) with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the financial covenant for the fiscal quarter for which such Specified Equity Contribution was made.

ARTICLE IX

Events of Default and Remedies

SECTION 9.01       Events of Default. Each of the events referred to in clauses (1) through (13) of this Section 9.01 shall constitute an “Event of Default”:

(1)           Non-Payment. The Borrower or any other Loan Party fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan, or (b) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(2)           Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in (a) any of Section 6.03(1), 6.05(1) (solely with respect to the Borrower), 6.16 or Article VII or (b) Section 8.01 (any such failure to observe any term, covenant or agreement contained in Section 8.01, a “Financial Covenant Event of Default”); or

(3)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(1) or Section 9.01(2)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (a) the date on which the Borrower becomes aware of any such failure and (b) receipt by the Borrower of written notice thereof from the Administrative Agent; or

(4)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower or any Guarantor herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect (or, with respect to any representation, warranty, certification or statement already qualified by materiality or “Material Adverse Effect,” shall be untrue in any respect) when made or deemed made; or

(5)           Cross-Default. Any Loan Party or any Restricted Subsidiary

(a)          fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount or

(b)          fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

provided, that (i) Section 9.01(5)(b) shall not apply to (A) termination events or equivalent events pursuant to the terms of Hedge Agreements that do not result from a default thereunder by a Loan Party or Restricted Subsidiary and (B) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted under the documents providing for such Indebtedness and (ii) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 9.02; or

(6)           Insolvency Proceedings, Etc. The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(7)           Judgments. There is entered against the Borrower or any Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(8)           ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any Guarantor or their respective ERISA Affiliates in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect or (b) the Borrower or any Guarantor or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect; or

(9)           Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole; or the Borrower or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind the Loan Documents, taken as a whole; or

(10)          Collateral Documents and Guarantee.

(a)           Any Collateral Document shall for any reason cease to create, or any Lien purported to be created by such Collateral Document shall be asserted in writing by the Borrower or any Loan Party not to be, a valid and perfected Lien on a material portion of the Collateral with the priority required by the Collateral Documents, except

  (i)          as a result of a transaction permitted under the Loan Documents,

 (ii)          to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, and

(iii)          as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or

(b)           Any Guarantee with respect to a Guarantor that is a Material Subsidiary shall for any reason (other than the satisfaction in full of the Obligations or the release of such Guarantor as provided for under the Loan Documents) cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor that is a Material Subsidiary shall repudiate its obligations thereunder; or

(11)          Junior Financing Documentation.

(a)           Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing that is subordinated in right of payment to the Obligations under the Loan Documents and that has an aggregate principal amount of greater than the Threshold Amount;

(b)           the subordination provisions set forth in any Junior Financing Documentation governing any such Junior Financing shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(c)           any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “First Lien Obligations” (or any comparable term) under, and as defined in the Intercreditor Agreements (except as expressly set forth in the Intercreditor Agreements); or

(12)          Change of Control. There occurs any Change of Control.

SECTION 9.02       Remedies upon Event of Default.

(1)           If any Event of Default occurs and is continuing, the Administrative Agent may, and shall at the request of, the Required Lenders take any or all of the following actions:

(a)           declare the Commitments of each Lender and the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest and premium accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor;

(c)           require that the Borrower Cash Collateralize the Letters of Credit (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit); and

(d)           exercise on behalf of itself, the Issuing Bank and the Lenders all rights and remedies available to it, the Issuing Bank and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) or “First Lien Obligations” (or any comparable term) or under applicable Law;

provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the Commitments of each Lender and the obligations of the Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(2)           [Reserved].

(3)           Notwithstanding anything to the contrary, the Administrative Agent may not take any of the actions set forth in this Section 9.02 with respect to a Financial Covenant Event of Default during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 8.02.

SECTION 9.03       Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02(1)), any amounts received on account of the Obligations shall, subject to the Intercreditor Agreements, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the Swing Line Lender and the Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Letter of Credit fees) payable to the Lenders and the Issuing Bank (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and Letter of Credit Usage, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, (1) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Letter of Credit Usage and the Obligations under Secured Hedge Agreements and Cash Management Obligations and (2) to Cash Collateralize Letters of Credit (to the extent not otherwise Cash Collateralized pursuant to the terms of this Agreement) in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such Cash Collateralization, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; provided, that

(a)         any such amounts applied pursuant to the foregoing subclause (2) shall be paid to the Administrative Agent for the ratable account of the Issuing Bank to Cash Collateralize such Letters of Credit,

(b)         subject to Sections 2.04 and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fifth shall be applied to satisfy drawings under such Letters of Credit as they occur, and

(c)         upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 9.03;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Seventh, to the payments due under Indebtedness subject to any Junior Lien Intercreditor Agreement; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.

ARTICLE X

Administrative Agent and Other Agents

SECTION 10.01      Appointment and Authority of the Administrative Agent.

(1)     Each Lender and the Issuing Bank hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X (other than Sections 10.09 and 10.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provision. The Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (a) provided to the Agents in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X and the definition of “Agent Related Person” included the Issuing Bank with respect to such acts or omissions, and (b) as additionally provided herein with respect to the Issuing Bank.

(2)     The Administrative Agent shall also irrevocably act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank or Cash Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreements), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(3)     Lenders shall act collectively through the Administrative Agent. The Required Lenders shall direct the Administrative Agent with respect to exercising rights and remedies available hereunder, and no individual Lender shall exercise a right or remedy hereunder other than through the Administrative Agent. The provisions of this Agreement shall be interpreted by, and all disputes concerning the occurrence, existence or continuance of a Default or Event of Default shall be conclusively resolved by, the Borrower and Administrative Agent, and no Person other than the Administrative Agent (acting at the direction of the Required Lenders) shall assert that a Default or Event of Default (or events giving rise to a Default or Event of Default) shall have occurred and be continuing hereunder.

SECTION 10.02      Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers (and no additional duties or obligations) in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 10.03     Exculpatory Provisions. Neither the Administrative Agent nor any other Agent, nor any of their respective officers, partners, directors, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent) or any of their respective officers, partners, directors, employees or agents:

(1)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(2)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(3)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 10.04      Reliance by the Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate (or such greater number of Lenders as may be expressly required hereby in any instance) and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided, that the Agents shall not be required to take any action that, in their opinion or in the opinion of their counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 10.05      Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Agents and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

SECTION 10.06      Non-Reliance on Agents and Other Lenders; Disclosure of Information by Agents.

(1)     Each Lender and the Issuing Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and the Issuing Bank represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and the Issuing Bank also represents that it will, independently and without reliance upon any Agent, any other Lender or any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

(2)     Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Term Loan or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

SECTION 10.07      Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent, each Agent, the Issuing Bank, the Swing Line Lender and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent, the Issuing Bank or the Swing Line Lender, as applicable) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent, each Agent, the Issuing Bank, the Swing Line Lender and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent, the Issuing Bank or the Swing Line Lender, as applicable) from and against any and all Indemnified Liabilities incurred by it; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, that to the extent the Issuing Bank or Swing Line Lender is entitled to indemnification under this Section 10.07 solely in its capacity and role as the Issuing Bank or as Swing Line Lender, as applicable, only the Revolving Lenders shall be required to indemnify the Issuing Bank or the Swing Line Lender, as the case may be, in accordance with this Section 10.07 (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Pro Rata Share thereof at such time); provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent, the Issuing Bank and the Swing Line Lender, as applicable, upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent, the Issuing Bank or the Swing Line Lender, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, the Issuing Bank or the Swing Line Lender, as applicable, is not reimbursed for such expenses by or on behalf of the Borrower, provided, that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse such Agent, the Issuing Bank or the Swing Line Lender, as applicable, shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, Collateral Agent, other Agents, Swing Line Lender and the Issuing Bank.

SECTION 10.08      No Other Duties; Other Agents, Lead Arrangers, Managers, Etc. Barclays, RBC and Wells Fargo are each hereby appointed as Lead Arrangers and Joint Bookrunners hereunder and Fifth Third Bank is appointed as Documentation Agent hereunder and each Lender hereby authorizes each of Barclays, RBC and Wells Fargo to act as Lead Arrangers and Joint Bookrunners and Fifth Third Bank to act as Documentation Agent in accordance with the terms hereof and the other Loan Documents.

Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Lead Arrangers or the other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder and such Persons shall have the benefit of this Article X. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Any Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

SECTION 10.09      Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), at all times other than during the existence of a Specified Event of Default, to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided, that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (subject to the proviso in the sentence above). Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.07, 11.04 and 11.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 10.10      Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or in respect of Letter of Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(1)     to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(2)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.11 and 11.04) allowed in such judicial proceeding; and

(3)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

SECTION 10.11      Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuing Bank irrevocably authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Lenders and Issuing Bank with respect to the Guaranty, the Collateral and the Collateral Documents; provided, that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement or Cash Management Obligations, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(1)     release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon satisfaction of the Termination Conditions, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Domestic Subsidiaries that are Guarantors, (iii) subject to Section 11.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if such property becomes an Excluded Asset, or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(2)     release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(20);

(3)     release any Guarantor from its obligations under the Guaranty if in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided, that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness or any Junior Financing;

(4)     if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty and provides the Administrative Agent and the Collateral Agent such certifications or documents as either such Agent shall reasonably request, (i) release such Subsidiary from its obligations under the Guaranty and (ii) release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided, that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness or any other Junior Financing; and

(5)     act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders), and such rights and remedies shall not be exercised other than by the Required Lenders through the Administrative Agent; provided, that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 11.09 or enforcing compliance with the provisions set forth in the first proviso of Section 11.01 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11. In each case as specified in this Section 10.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.11.

SECTION 10.12      Appointment of Supplemental Administrative Agents.

(1)     It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(2)     In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (a) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (b) the provisions of this Article X and of Sections 11.04 and 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent or such Supplemental Administrative Agent, as the context may require.

(3)     Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 10.13      Intercreditor Agreements.

(1)     The Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and the Lenders acknowledge that the Intercreditor Agreements will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(2)     Pursuant to the express terms of the Intercreditor Agreements, in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreements and this Agreement, the provisions of the Intercreditor Agreements shall govern and control.

SECTION 10.14      Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Cash Management Obligations or such Obligations arising under Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 10.15      Resignation as Issuing Bank or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Swing Line Lender or Issuing Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.07(2), such Swing Line Lender or Issuing Bank, as applicable, may, (i) upon thirty (30) calendar days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon thirty (30) calendar days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Issuing Bank or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Issuing Bank or Swing Line Lender, as the case may be. If any Lender resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.07(3)). If any Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(3). Upon the appointment of a successor Issuing Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

SECTION 10.16      Withholding Tax. To the extent required by applicable Law, the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this Section 10.16. The agreements in this Section 10.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Facility, and the repayment, satisfaction or discharge of all Obligations. For the avoidance of doubt, for purposes of this Section 10.16, the term “Lender” includes any Issuing Bank and any Swing Line Lender.

ARTICLE XI

Miscellaneous

SECTION 11.01      Amendments, Waivers, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

provided, that no such amendment, waiver or consent shall:

(1)     extend or increase the Commitment of any Lender or extend the final expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(2)     postpone any date scheduled for, or reduce the amount of, any payment of principal or interest with respect to any Loan or Letter of Credit or with respect to any fees payable under Section 2.11(2) without the written consent of each Lender directly and adversely affected thereby, it being understood that (a) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (b) the agreement, consent or waiver by the Required Revolving Lenders of interest or unused commitment fees as set forth in the paragraph immediately succeeding the table in the definitions of “Applicable Rate” and “Applicable Commitment Fee” in Section 1.01 shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees;

(3)     reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit, or (subject to clause (iii) of the second proviso of this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest and the agreement, consent or waiver by the Required Revolving Lenders of interest or unused commitment fees as set forth in the paragraph immediately succeeding the table in the definitions of “Applicable Rate” and “Applicable Commitment Fee” in Section 1.01 shall not constitute a reduction in the rate of interest specified herein or any fees or other amounts payable hereunder or under any other Loan Document; provided, that (a) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” and (b) only the consent of the Required Lenders or, with respect to any Default Rate payable pursuant to the paragraph immediately succeeding the table in the definition of “Applicable Rate” in Section 1.01, the Required Revolving Lenders with respect to the Revolving Loans shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;

(4)     change any provision of this Section 11.01 (except as expressly set forth in the immediately following paragraph) or the definition of “Required Lenders,” “Required Facility Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender or change the definition of “Required Revolving Lenders” without the consent of each Revolving Lender;

(5)     other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(6)     other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty or all or substantially all of the Guarantors, without the written consent of each Lender; or

(7)     modify Section 2.15 or 9.03 without the written consent of each Lender directly and adversely affected thereby.

provided, further, that

(i)       no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Issuing Bank under this Agreement, any Issuance Notice or any other Loan Document relating to any Letter of Credit issued or to be issued by it;

(ii)      no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Swing Line Lender under this Agreement or any other Loan Document;

(iii)     no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;

(iv)     no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Collateral Agent under this Agreement or any other Loan Document;

(v)     Section 11.07(7) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(vi)     the consent of Required Revolving Lenders or Required Facility Lenders, as applicable, shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities;

(vii)    the consent of the Required Revolving Lenders (but without the consent of other Lenders, including the Required Lenders) shall be required (x) to amend, waive or otherwise modify any provision of the paragraph immediately succeeding the table in the definition of “Applicable Rate” in Section 1.01 which provides for an agreement, consent or waiver by the Required Revolving Lenders and (y) to amend, modify or waive any condition precedent set forth in Section 4.02 with respect to making Revolving Loans, Swing Line Loans or the issuance of Letters of Credit; and

(viii)   no Lender or Issuing Bank consent is required to effect any amendment or supplement to the Intercreditor Agreements or any other intercreditor agreement that is (A) for the purpose of adding the holders of Pari Passu Lien Debt, Junior Lien Debt, Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreements or such other intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (B) expressly contemplated by the Intercreditor Agreements or any other intercreditor agreement.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, the Required Facility Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided, that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence) and (d) all other terms and conditions (other than with respect to pricing, premiums and optional prepayment or redemption terms) applicable to such Replacement Loans shall be substantially identical to, or (taken as a whole as determined by the Borrower in its reasonable judgment) are no more favorable to the lenders or holders providing such Replacement Loans than those applicable to the Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing (provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of Replacement Loans, together with a reasonably detailed description of the material terms and conditions of such Replacement Loans or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (d) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)).

In addition, notwithstanding anything to the contrary contained in this Section 11.01, no amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Hedge Agreements or under Cash Management Obligations resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Hedge Bank or any Cash Management Obligations becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner materially adverse to any Hedge Bank or any Cash Management Bank, shall be effective without the written consent of such Hedge Bank or such Cash Management Bank, as applicable.

In addition, notwithstanding anything to the contrary contained in this Section 11.01, the Guaranty, the Collateral Documents and related documents executed by the Borrower or the Restricted Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 11.02      Notices and Other Communications; Facsimile Copies.

(1)     General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (2) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)     if to the Borrower, the Issuing Bank, the Swing Line Lender, the Collateral Agent or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(b)     if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent and transmission confirmation received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (2) below shall be effective as provided in such subsection (2).

(2)     Electronic Communication. Notices and other communications to any Agent, the Lenders, the Swing Line Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Agent, Lender, the Swing Line Lender or the Issuing Bank pursuant to Article II if such Person, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes,

(a)     notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and

(b)     notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(3)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons, any Joint Bookrunner or any Lead Arranger (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Swing Line Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank, the Swing Line Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(4)     Change of Address. Each of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender.

(5)     Reliance by the Administrative Agent, the Issuing Bank and the Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices, Swing Line Loan Requests and Issuance Notices) purportedly given by or on behalf of the Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.03      No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article IX for the benefit of all the Lenders and the Issuing Bank; provided, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swing Line Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank or the Swing Line Lender, as applicable) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.15) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Article IX and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

SECTION 11.04      Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date (promptly upon written demand therefor) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of Cahill Gordon & Reindel llp and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented in reasonable detail out-of-pocket costs and expenses (promptly following written demand therefor) incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, limited in the case of Attorney Costs to those of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of an actual conflict of interest between the Administrative Agent and the Lenders, where the Lender or Lenders affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)). The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent or any Lender may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent or such Lender, including, without limitation, fees paid pursuant to this Agreement or any other Loan Document.

SECTION 11.05      Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, any Supplemental Administrative Agent, the Collateral Agent, each Lender, the Lead Arrangers and their respective Affiliates, and their respective directors, officers, employees, agents, partners, and other representatives (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of a conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including the reliance in good faith by any Indemnitee on any notice purportedly given by or on behalf of the Borrower), (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of, or exposure to, any Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Environmental Claim or Environmental Liability arising out of the activities or operations of or otherwise related to the Borrower or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final-non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (x) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee, or (y) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent or a Lead Arranger under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 11.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Indemnified Person (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 11.05) shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the Collateral Agent, the Swing Line Lender or the Issuing Bank, replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 11.05 shall not apply to any taxes, except any taxes that represent losses, claims, damages, etc. arising from a non-tax claim.

SECTION 11.06      Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 11.07      Successors and Assigns.

(1)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of subsection (2) of this Section, (b) by way of participation in accordance with the provisions of subsection (4) of this Section, or (c) by way of pledge or assignment of a security interest subject to the restrictions of subsection (6) of this Section, or (d) to an SPC in accordance with the provisions of subsection (7) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (4) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.07(2), participations in Letters of Credit and in Swing Line Loans) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(a)                Minimum Amounts.

(i)      in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time held by it, in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and Revolving Loans at the time held by it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii)     with respect to any assignment not described in subsection (2)(a)(i) of this Section, such assignment shall be in an aggregate amount of not less than (a) with respect to the assigning Lender’s Term Loans, $1,000,000 and (b) with respect to the assigning Lender’s Revolving Commitment and Revolving Loans, $2,500,000 unless in each case of clauses (a) and (b) each of the Administrative Agent, and so long as no Specified Event of Default has occurred and is continuing at the time of such assignment, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(b)                Proportionate Amounts. Each partial assignment of Term Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned and each partial assignment of Revolving Commitments or Revolving Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Commitments or Revolving Loans being assigned except that this clause (b) shall not (i) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (ii) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c)                Required Consents. No consent shall be required for any assignment except to the extent required by Section (2)(a)(ii) of this Section and the following:

(i)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) a Specified Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is made (1) with respect to Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund and (2) with respect to Revolving Commitments and Revolving Loans, to a Revolving Lender; provided, however, that the Borrower shall be deemed to have consented to any assignment if the Borrower does not respond within ten (10) Business Days of a request for its consent with respect to such assignment;

(ii)      the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iii)     with respect to assignments of Revolving Loans or Revolving Commitments, the Issuing Bank (such consent not to be unreasonably withheld or delayed); and

(iv)     with respect to assignments Revolving Loans or Revolving Commitments, the Swing Line Lender (such consent not to be unreasonably withheld or delayed).

Notwithstanding anything herein to the contrary, each of the Administrative Agent and the Borrower hereby consents to each assignment of Term Loans effected (or to be effected) by the Lead Arrangers (or any of its affiliates) to ultimate lenders of record under this Agreement (the identities of which were disclosed in writing to the Borrower prior to the date hereof) in connection with the primary syndication of the Term Loans.

(d)                Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)                No Assignments to Certain Persons. No such assignment shall be made (i) to the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.07(1)(d), (ii) any of the Borrower’s Affiliates, (iii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause, (iv) to a natural person or (v) to a Disqualified Lender. Notwithstanding anything to the contrary in this Agreement, the Borrower, the other Loan Parties and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (3) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement (except in the case of an assignment to or purchase by the Borrower or any Subsidiary) and, to the extent of the interest assigned by such Assignment and Assumption and as permitted by this Section 11.07, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, the Issuing Bank shall continue to have all rights and obligations with respect to any Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder. Upon request, and the surrender by the assigning Lender of its applicable Notes, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (4) of this Section.

(3)     Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Letter of Credit Obligations (specifying the Reimbursement Obligations), Letter of Credit Borrowings and other amounts due under Section 2.04 owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans, Letter of Credit Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice. This Section 11.07(3) and Section 2.13 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(4)     Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender sell participations to any Person (other than a natural person, a Disqualified Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Lender’s participations in Letters of Credit or Swing Line Loans) owing to it); provided, that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of the first paragraph of Section 11.01 (other than clauses (4) and (7) thereof) that directly and adversely affects such Participant. Subject to subsection (5) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01, it being understood that the documentation required under such Sections shall be delivered to the participating Lender), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (2) of this Section 11.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(5)     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (such consent not to be unreasonably withheld). Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(6)     Any Lender may, at any time, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(7)     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (a) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (b) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 and 3.05), unless the grant of option is made with the Borrower’s prior written consent, or such entitlement to a greater payment results from a change in law after the exercise of the option takes place, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (A) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

SECTION 11.08      Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed:

(1)     to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and in no event shall such disclosure be made to any Disqualified Lender pursuant to this clause (1),

(2)     to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(3)     to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, that the Administrative Agent, the Collateral Agent, such Lead Arranger or such Lender or the Issuing Bank, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation,

(4)     to any other party hereto,

(5)     in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(6)     subject to an agreement containing provisions at least as restrictive as those of this Section 11.08 (it being understood that in no event shall such disclosure be made to any Disqualified Lender pursuant to this clause (6)), to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (b) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and their obligations,

(7)     with the consent of the Borrower,

(8)     to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or

(9)     to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section or (b) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (w) the Information may include Private-Side Information concerning the Borrower or a Subsidiary, as the case may be, (x) it has developed compliance procedures regarding the use of Private-Side Information and (y) it will handle such Private-Side Information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 11.09      Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.15 and 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the Issuing Bank or Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.10      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents with respect to any of the Obligations, shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.11      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (including in .pdf or .tif format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.12      Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.13      Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 11.14      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.15      GOVERNING LAW.

(1)     THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(2)     THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(3)     THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (2) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 11.16      WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.17      Limitation of Liability. The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or breach by such Indemnitee of its material obligations under this Agreement. In no event, shall any party hereto, any Loan Party or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party). Each party hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 11.18       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 11.19      Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 10.04). The provision of this Section 11.19 is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 11.20      Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or any Lead Arranger of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Lead Arranger.

SECTION 11.21      USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 11.22      Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 11.23      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Loan Parties acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Bank, the Swing Line Lender, the Lead Arrangers and the Joint Bookrunners are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Issuing Bank, the Swing Line Lender, the Lead Arrangers and the Joint Bookrunners, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Issuing Bank, the Swing Line Lender, the Lead Arrangers and the Joint Bookrunners are and have been, and each Lender is and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have or has not been, are or is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Agents, the Issuing Bank, the Swing Line Lender, the Lead Arrangers, the Joint Bookrunners nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Bank, the Swing Line Lender, the Lead Arrangers, the Joint Bookrunners, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, Swing Line Lender, the Lead Arrangers, the Joint Bookrunners nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Issuing Bank, the Swing Line Lender, the Lead Arrangers, the Joint Bookrunners or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.24      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 11.25      Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender and the Issuing Bank that each such Lender or the Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, each Lender and the Issuing Bank and their respective successors and assigns.

SECTION 11.26      Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IMPAX LABORATORIES, INC., as the Borrower

By:	/s/ Bryan Reasons
Name: Bryan Reasons
Title: Chief Financial Officer

[Furyk – Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent,
Collateral Agent, Issuing Bank, Lender and Swing Line Lender

By:	/s/ Craig J. Malloy
Name: Craig J. Malloy
Title: Director

[Furyk – Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Amy S. Promaine
Name: Amy S. Promaine
Title: Authorized Signatory

[Furyk – Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christine Gardiner
Name: Christine Gardiner
Title: Assistant Vice President

[Furyk – Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Y. Joanne Si
Name: Y. Joanne Si
Title: Vice President

[Furyk – Signature Page to Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ Thomas Avery
Name: Thomas Avery
Title: Relationship Manager

[Furyk – Signature Page to Credit Agreement]